UNITED STATES
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Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202

Dear Convergys Shareholder:
We invite you to attend Convergys Corporation’s 2018 Annual Meeting of Shareholders, which will be held at 8:00 a.m. Eastern Daylight Time on Wednesday, April 25, 2018, at the Atrium One Building, 201 East Fourth Street, Suite 350, Cincinnati, Ohio 45202. Details regarding admission to the meeting and the business to be conducted at the meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
Your vote is very important to our Board of Directors. We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.
Thank you for your ongoing support of, and continued interest in, Convergys Corporation.

Sincerely,

Jeffrey H. Fox
Chairman of the Board

Andrea J. Ayers
Chief Executive Officer
March 16, 2018

Notice of 2018 Annual Meeting and Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
CONVERGYS CORPORATION
201 East Fourth Street
Cincinnati, Ohio 45202
The 2018 Annual Meeting of Shareholders of Convergys Corporation will be held at the Atrium One Building, 201 East Fourth Street, Suite 350, Cincinnati, Ohio, on Wednesday, April 25, 2018 at 8:00 a.m. Eastern Daylight Time. We are holding the Annual Meeting to consider and act upon:

(1)	the election of nine directors nominated by our Board of Directors and named in the Proxy Statement;

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018;

(3)	the approval, on an advisory basis, of the compensation of our named executive officers;

(4)	the approval of the Convergys Corporation 2018 Long-Term Incentive Plan; and

(5)	such other business as may be properly brought before the meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
You may attend and vote at the Annual Meeting if you were a Convergys Corporation shareholder of record at the close of business on February 26, 2018, the record date for the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. Your vote is important. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting.

By order of the Board of Directors,

Jarrod B. Pontius
Corporate Secretary
March 16, 2018

Notice of 2018 Annual Meeting and Proxy Statement

Notice of 2018 Annual Meeting and Proxy Statement i

Notice of 2018 Annual Meeting and Proxy Statement ii

PROXY STATEMENT

OVERVIEW OF 2017 PERFORMANCE AND 2018 ANNUAL MEETING
The following summary highlights information contained elsewhere in this Proxy Statement to assist you in reviewing our 2017 performance and the matters to be considered at our 2018 Annual Meeting of Shareholders. The summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2017, before voting. This Proxy Statement and a proxy card are first being sent to shareholders on or about March 16, 2018.

2017 BUSINESS PERFORMANCE*

Adjusted Earnings Per Share
$1.76
$1.84
$1.87
2015
2016
2017

In 2017, we overcame significant volatility from certain of our large communications and technology clients to sustain profitability and deliver strong cash flow and stable earnings results.
We continued our focus on long-term profitable growth, maintained tight controls on cost and partially offset the revenue decline from these large communications and technology clients by growing with clients in our financial services and other verticals. Our adjusted earnings per share (“adjusted EPS”), which is the performance metric for our performance-based restricted stock units, increased from $1.84 per share in 2016 to $1.87 per share in 2017.
Our strong cash generation enabled the Company to continue to invest in the business and return capital to shareholders. During 2017, our investment in integrated voice and digital engagement helped drive a record year of new business signings. In addition, we returned $118 million to shareholders through $82 million of share repurchases and $36 million in dividends, our fifth consecutive year of dividend growth.
* See our Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation of non-GAAP financial measures used in this Proxy Statement for compensation-related purposes, including adjusted operating income and adjusted EPS, to the most comparable financial measures computed in accordance with U.S. generally accepted accounting principles (“GAAP”).

Dividends Declared Per Share
$0.31
$0.35
$0.39
2015
2016
2017

2018 ANNUAL MEETING OF SHAREHOLDERS
Attending the Annual Meeting

Date and Time:	Location:	Record Date:
Wednesday, April 25, 2018 8:00 a.m. Eastern Daylight Time	Atrium One Building 201 East Fourth Street, Suite 350 Cincinnati, Ohio	February 26, 2018
Voting at the Annual Meeting

Telephone:	Online:	Mail:	In Person:
(800) 652-8683 24 hours a day 7 days a week	www.envisionreports.com/cvgb 24 hours a day 7 days a week	Return proxy card in the postage-paid envelope provided	Deposit proxy card or ballot at the Annual Meeting

Notice of 2018 Annual Meeting and Proxy Statement 1

Annual Meeting Agenda

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
Election of Directors (see page 14)	Ratification of Appointment of Ernst & Young LLP	Advisory Vote on Executive Compensation	Approval of 2018 Long-Term Incentive Plan
The following table provides summary information about our nine director nominees, each of whom currently serves on our Board. The Board recommends that you vote FOR each of the director nominees.

Name and Principal Occupation	Age	Director Since	Independent	Current Committees
Andrea J. Ayers President and CEO, Convergys Corporation	54	2012	No	Executive
Cheryl K. Beebe Retired EVP & CFO, Ingredion Incorporated	62	2015	Yes	Audit (Chair), Executive
Richard R. Devenuti Retired Division President, EMC Corporation	60	2009	Yes	Audit, Compensation
Jeffrey H. Fox President and CEO, Endurance International Group	56	2009	Yes	Executive (Chair)
Joseph E. Gibbs Chairman, Gibbs Investments, LLC	68	2000	Yes	Governance
Joan E. Herman President and CEO, Herman & Associates LLC	64	2011	Yes	Audit, Compensation, Governance (Chair)
Robert E. Knowling, Jr. Chairman, Eagles Landing Partners	62	2017	Yes	Governance
Thomas L. Monahan III Former Chairman and CEO, CEB, Inc.	51	2008	Yes	Compensation (Chair), Governance, Executive
Ronald L. Nelson Executive Chairman, Avis Budget Group, Inc.	65	2008	Yes	Executive

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
Election of Directors	Ratification of Appointment of Ernst & Young LLP (see page 17)	Advisory Vote on Executive Compensation	Approval of 2018 Long-Term Incentive Plan
Ernst & Young LLP audited our financial statements for fiscal 2017 and has been our registered independent public accounting firm since 2001. The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018.

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
Election of Directors	Ratification of Appointment of Ernst & Young LLP	Advisory Vote on Executive Compensation (see page 18)	Approval of 2018 Long-Term Incentive Plan
Our executive compensation program consists primarily of base salary, annual cash incentive compensation and long-term equity incentive compensation. We emphasize long-term equity incentive compensation over annual cash incentive compensation

Notice of 2018 Annual Meeting and Proxy Statement 2

to reinforce the importance of shareholder value creation over longer periods of time. In addition, a significant portion of executive compensation is at risk (i.e. subject to performance-based or service vesting conditions or with a value dependent on the performance of our common shares) to align with the interests of our shareholders and support our pay-for-performance philosophy. The below charts show the portion of our Chief Executive Officer’s and the average of the other named executive officers’ 2017 target total direct compensation that was allocated to each component of direct compensation and the percentage of target total direct compensation that was at risk.

Chief Executive Officer		Other Named Executive Officers (Average)*

84% of Target
Compensation At-Risk
$950,000
$1,045,000
$3,800,000

72% of Target
Compensation At-Risk
$506,250
$880,000
$449,375

At-Risk Compensation	Target LTI Award Value	Target AIP Award	Base Salary
* For Mr. Twomey, our Chief Commercial Officer, the chart reflects the base salary, target AIP award value and target LTI award value approved by the Committee upon his promotion to an executive office role in October 2017. The target AIP and LTI award values did not take effect until 2018.

In addition to our emphasis on long-term and at-risk compensation, our current compensation policies and practices reflect our pay-for-performance philosophy and support long-term shareholder value:

☑	DO enhance retention and alignment with long-term shareholder value through multi-year performance periods and vesting cycles	☒	DO NOT provide executive officers with excessive perquisites or other personal benefits

☑	DO balance cash and equity compensation with a strong emphasis on performance-based and at-risk compensation	☒	DO NOT permit our directors, officers and employees to engage in hedging transactions in our securities or to pledge our securities

☑	DO require executive officers and directors to own and retain common shares that have significant value to strengthen alignment with shareholder interests	☒	DO NOT provide single-trigger change of control benefits under our Senior Executive Severance Pay Plan or any named executive officer employment agreement

☑	DO enable the Compensation Committee to recoup incentive compensation in the event of a material financial restatement	☒	DO NOT provide executive officers with guaranteed minimum payouts or uncapped incentive award opportunities

☑	DO provide incentive award opportunities based on performance with respect to metrics that promote long-term shareholder value	☒	DO NOT pay dividends on equity awards prior to vesting

☑	DO adjust incentive plan performance to exclude the impact of share repurchase activity	☒	DO NOT provide excise tax gross-up protection for severance benefits

☑	DO assess the competitiveness of our executive compensation program by comparison to the median of a group of peer companies, as well as broader survey data	☒	DO NOT set target performance goals at easily achievable performance levels

Notice of 2018 Annual Meeting and Proxy Statement 3

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
Election of Directors	Ratification of Appointment of Ernst & Young LLP	Advisory Vote on Executive Compensation	Approval of 2018 Long-Term Incentive Plan (see page 18)

We have not requested shareholder approval of a new equity incentive plan or an increase in the number of common shares available for issuance under our existing equity incentive plan since 2008. To enable us to continue to attract, retain and motivate talented employees and to attract and retain individuals of the highest quality to serve as non-employee directors, as well as to continue our alignment of executive officer and non-employee director compensation with long-term shareholder interests, we are requesting shareholder approval of the Convergys Corporation 2018 Long-Term Incentive Plan (the “2018 LTIP”). The 2018 LTIP will replace the existing Convergys Corporation Amended and Restated Long Term Incentive Plan (the “Existing Plan”), which is scheduled to terminate in April 2018.
The material differences between the Existing Plan and the 2018 LTIP include the following:

•	increase of common shares available for issuance by three million;

•	addition of annual limit on director compensation;

•	establishment of minimum vesting period of one year for equity awards;

•	prohibition on payment of dividends or dividend equivalents prior to vesting of the related equity award;

•	incorporation of double-trigger change of control provision that has been part of the Company’s award agreements since 2015; and

•	discontinuation of share recycling for shares tendered to pay the exercise price of a stock option or withheld to satisfy a tax obligation.

Notice of 2018 Annual Meeting and Proxy Statement 4

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE CONVERGYS CORPORATION ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2018:
As permitted by Securities and Exchange Commission (the “SEC”) rules, we are furnishing our proxy materials, which include our 2017 Annual Report and this Proxy Statement, to shareholders by providing access to the proxy materials on the Internet at www.edocumentview.com/cvgb. We are mailing shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials and how to vote by proxy online. Shareholders who would like to receive a printed copy of the proxy materials should follow the instructions included in the Notice.
VOTING YOUR SHARES AND ATTENDING THE ANNUAL MEETING
Who May Vote
You may vote if you were a holder of Convergys Corporation (“Convergys” or the “Company”) common shares, without par value (“Common Shares”), as of the close of business on February 26, 2018 (the “record date”). Each Common Share has one vote on each matter presented for action at the Annual Meeting of Shareholders (the “Annual Meeting”).
How to Vote
The Company’s Board of Directors (the “Board”) is asking for your proxy in advance of the Annual Meeting. Giving your proxy means that you authorize the individuals designated as proxies to vote your Common Shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your Common Shares in one of several ways, depending on how you hold your shares.
Shareholders of Record. If your Common Shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may:

(
Vote your shares by proxy by calling (800) 652-8683, 24 hours a day, seven days a week until 1:00 a.m. Eastern Daylight Time on April 25, 2018. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
8
Vote your shares by proxy by visiting the website www.envisionreports.com/cvgb, 24 hours a day, seven days a week until 1:00 a.m. Eastern Daylight Time on April 25, 2018. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
+
If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR
I
Vote your shares by attending the Annual Meeting in person and submitting your proxy card as instructed (if you have requested paper copies of our proxy materials) or completing a ballot that will be distributed at the Annual Meeting.

For information about Common Shares registered in your name, call Computershare toll free at (888) 294-8217 or access your account via the Internet at www.computershare.com/investor.
Beneficial Owners. If your Common Shares are held in a brokerage account or by a bank or other nominee, your broker, bank or other nominee is considered the “shareholder of record” and you are considered the “beneficial owner” of the shares. In this case, your broker, bank or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares in person at the Annual Meeting, contact your broker, bank or other nominee to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.
If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018 (Proposal 2). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (Proposal 1), the advisory vote to approve our executive compensation (Proposal 3) or the approval of the Convergys Corporation 2018 Long-Term Incentive Plan (Proposal 4).

Notice of 2018 Annual Meeting and Proxy Statement 5

Voting by Proxy. Your vote by proxy covers all Common Shares registered in your name. If you vote your shares by proxy (whether on the Internet, by toll-free telephone call or by returning a proxy card by mail) and you do not direct specific voting instructions, the shares represented will be voted consistent with the Board’s recommendations:

•	FOR the election of all nine director nominees named in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval of the Convergys Corporation 2018 Long-Term Incentive Plan; and

•	In the discretion of the proxy holders on any other matters properly brought before the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote by proxy on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card.

401(k) Plan Shares. If you own Common Shares in the Convergys Corporation Retirement and Savings Plan (the “401(k) Plan”), your proxy card also covers those shares. The trustee of the 401(k) Plan will vote your 401(k) Plan shares as directed by you. If you do not provide voting instructions, the trustee of the 401(k) Plan will vote your 401(k) Plan shares in proportion to the voting instructions it has received.
How to Change or Revoke Your Vote
Your presence at the Annual Meeting will not automatically revoke your prior vote by proxy. If you are a shareholder of record, you may change or revoke your vote by proxy if you:

•	Deliver a written notice of revocation to our Corporate Secretary prior to votes being cast at the Annual Meeting;

•	Execute and return a later-dated proxy prior to votes being cast at the Annual Meeting;

•	Cast a new vote by proxy on the Internet or by toll-free telephone call before 1:00 a.m. Eastern Daylight Time, on April 25, 2018; or

•	Attend the Annual Meeting and vote in person.
If you are a beneficial owner, follow the instructions provided by your broker, bank or other nominee to revoke your vote by proxy, if applicable.
How to Attend the Annual Meeting
To attend the Annual Meeting, please be prepared to present photo identification and satisfactory proof of share ownership as of the record date. Proof of share ownership can be accomplished by presenting the admission ticket included on your Notice or, if you request a paper copy of the proxy materials, your proxy card or, if you are a beneficial owner, a brokerage statement or letter from your broker, bank or other nominee indicating that you beneficially owned shares on the record date. For the safety and security of our shareholders, you will be denied admittance to the Annual Meeting if you fail to present photo identification and proof of share ownership or if you otherwise refuse to comply with our security procedures or the rules of conduct for the meeting.
Quorum
We will have a quorum to conduct business at the Annual Meeting if holders of a majority of the outstanding Common Shares as of the close of business on the record date are present or represented by proxy. Shares held by shareholders who abstain from voting or whose shares are represented by broker non-votes on any proposal will be included as shares present at the Annual Meeting for purposes of determining a quorum.

Notice of 2018 Annual Meeting and Proxy Statement 6

CORPORATE GOVERNANCE
Governance Policies
Our Governance Principles, Code of Business Conduct and Financial Code of Ethics are available on the “Corporate Governance” page of the Investors section of our website at www.convergys.com, and copies of each may be obtained, upon request, from our Corporate Secretary. Our Governance Principles contain information about the structure and functioning of the Board, including with respect to committee composition, independence, membership criteria, mandatory retirement, compensation and share ownership. Our Code of Business Conduct, with which our directors, officers and employees must comply, establishes legal and ethical standards for conducting our business, including in accordance with applicable NYSE listing standards and SEC regulations. We also maintain a separate Financial Code of Ethics for the Chief Executive Officer and senior financial officers, which supplements the generally applicable Code of Business Conduct and promotes full and accurate financial reporting. Waivers from, and amendments to, our Code of Business Conduct or our Financial Code of Ethics that apply to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions will be timely posted on our website at www.convergys.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.
Related Party Transactions
Our written related party transactions policy requires the Audit Committee to review any transaction or series of transactions involving at least $120,000 in which the Company was or is to be a participant and in which any related party (directors, executive officers, holders of more than five percent of the Common Shares and immediate family members of any of the foregoing) has a direct or indirect material interest (each a “related party transaction”). The Audit Committee will ratify or approve a related party transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and that either the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or the products or services being acquired are of a nature, quantity or quality, or on other terms, that are not readily available from other sources. Executive officer and non-employee director compensation authorized by the appropriate Board committee is not considered a related party transaction.
Since January 1, 2017, there have been no related party transactions and, as of the date of this Proxy Statement, no related party transactions are proposed.
Risk Management
The Board, directly and indirectly through its committees, oversees the Company’s risk management process. The Board and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, information security risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with management, internal auditors and the Company’s independent registered public accounting firm, the Audit Committee discusses the scope and plan for the internal audit, the Company’s accounting and financial controls, and the Company’s business risks and compliance programs. The Board and the Governance and Nominating Committee monitor the Company’s governance and succession risk (including executive officer succession planning) by regular review with management and outside advisors. As described below, the Board and the Compensation and Benefits Committee monitor the Company’s compensation policies and related risks by regular reviews with management and the Committee’s outside advisors.
Compensation Risk Assessment. In consultation with the Board and the Board’s independent compensation consultant, members of management from the Company’s Human Resources and Legal departments annually assess whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking by our employees, including employees other than our named executive officers. The assessment conducted in 2017 included a review of the risk characteristics of our business, our internal controls and related risk management programs, the design of our incentive plans and policies, and the compensation program’s risk mitigation features.
Management reported its findings to the Compensation and Benefits Committee, and after review and discussion, the Committee concluded that our compensation programs do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on our business. Factors considered by the Committee as part of its review include:

•	Our executive compensation program reflects an appropriate mix of compensation elements and balances annual and long-term performance objectives and cash and equity compensation.

•	A significant portion of our executive compensation program is performance-based and aligned with the long-term interests of our shareholders.

Notice of 2018 Annual Meeting and Proxy Statement 7

•	We use a combination of performance metrics that are consistent with our business objectives and correlate to long-term shareholder value.

•	Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.

•
Our performance-based incentive compensation opportunities are plotted along a continuum and are not highly leveraged; incentive opportunities promote disciplined progress toward long-term goals, and all payouts are capped at pre-established maximum levels.

•
Our long-term incentive awards are comprised of time-based and performance-based awards that vest, if at all, over a three-year period to focus our management on long-term performance and to enhance retention.

•
We regularly evaluate the compensation programs and levels of a group of peers with comparable sizes and businesses to maintain the competitiveness and market appropriateness of our compensation programs in light of our industry, size and performance.

•	Compensation opportunities are reviewed and established annually after a thorough review of peer compensation and broader market practices and input from an independent compensation consultant.

•
Our share ownership guidelines require our named executive officers to hold a significant level of our Common Shares so that each executive has personal wealth tied to the long-term success of the Company and is thereby aligned with shareholders’ interests.

BOARD OF DIRECTORS
Leadership Structure
The Board regularly considers its leadership structure and believes that it is important to retain the flexibility to determine the appropriate leadership structure from time to time. Although the Board does not believe the Chief Executive Officer (“CEO”) and Chairman positions should be separate in all circumstances, the Board has separated these roles since April 2007 to enable the CEO to focus on the Company’s operations, while the Chairman focuses on leading the Board in its responsibilities. The Board also designates a Presiding Director, who plays a key role in communications between the Board and the CEO and has authority under the Governance Principles to convene meetings of independent directors and to lead executive sessions of independent directors. Under the Governance Principles, the Chairman is generally designated as the Presiding Director unless the Chairman is not independent, in which case the Board designates a lead director from among the independent directors to serve as the Presiding Director.
Mr. Fox has served as Chairman since November 2012, and Mr. Nelson has served as lead independent director and Presiding Director since May 2013. Although the Board has determined Mr. Fox to be independent, in light of Mr. Fox’s employment as our Executive Chairman of the Board from November 2012 to April 2013 and as our President and CEO from February 2010 to October 2012, the Board has continued to appoint a lead independent director and has determined that Mr. Fox will not serve on the Audit Committee, the Compensation and Benefits Committee, or the Governance and Nominating Committee at this time.
Director Independence
The Board annually reviews the independence of each director. Our Governance Principles require that a majority of the Board members qualify as independent directors under the NYSE listing standards. Based on the information provided by each director and the Board’s most recent review, the Board has determined that each director, other than Ms. Ayers, qualifies as independent. Ms. Ayers is not considered independent due to her current employment as our Chief Executive Officer.
In evaluating the independence of Mr. Nelson, the Board considered Convergys’ payments for automobile rental services (approximately $0.2 million in 2017 and approximately $0.4 million in each of 2016 and 2015) provided by Avis Budget Group, Inc., for which Mr. Nelson serves as Executive Chairman of the Board and served as CEO through December 2015. The Board has determined that this relationship does not affect the ability of Mr. Nelson to exercise independent judgment in carrying out his responsibilities as a member of the Board.
Director Qualifications and Nomination Process
The Governance and Nominating Committee is responsible for identifying, screening and recommending persons for nomination by the Board for election as directors. In accordance with the Governance Principles and with oversight from the Board, the Governance and Nominating Committee regularly assesses the tenure, skills and experience of the current Board members. Areas of focus include:

Notice of 2018 Annual Meeting and Proxy Statement 8

•	experience in industries of importance to the Company’s business, including customer care, communications, financial services, healthcare, technology, data/analytics and retail;

•	expertise in areas relevant to the Board’s oversight responsibilities, including international business, mergers and acquisitions, public company compensation, and finance and accounting;

•	character traits fundamental to effective Board service, including judgment, accountability, integrity, financial literacy, leadership and independence; and

•	the directors’ tenure on the Board and years until reaching the Board’s mandatory retirement age.
The Governance and Nominating Committee reviews these areas in the context of the current composition of the Board and the Board’s succession plan, identifying areas of present need and potential gaps in the future as directors retire or near the end of their tenure.
In determining whether to nominate an individual for election or an incumbent director for re-election, the Governance and Nominating Committee and the Board consider the factors described above as well as an incumbent director’s attendance and engagement at meetings, satisfactory performance and such other matters they deem appropriate. These factors are considered in the judgment of the Governance and Nominating Committee and the Board, and no rigid formula or weighting is applied. Although the Board does not have a formal diversity policy, the Board believes that a variety of experiences and points of view contributes to a more effective decision-making process and considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.
Suggestions for director nominees can be brought to the Board’s attention by the Governance and Nominating Committee, by individual members of the Board or by shareholders. The Governance and Nominating Committee also has the authority to engage third-party services. In 2017, the Governance and Nominating Committee utilized the services of a third-party search firm to assist the Committee in identifying and evaluating candidates for the Board, including Mr. Knowling who joined the Board in September 2017.
Candidates recommended by shareholders are evaluated in the same manner as candidates recommended by others. To recommend an individual for nomination, a shareholder should submit the candidate to the Governance and Nominating Committee by certified mail, return receipt requested, at Convergys Corporation, Attention: Corporate Secretary, P.O. Box 1895, 201 East Fourth Street, Cincinnati, Ohio 45201-1895. Our Governance Principles establish requirements for nominee recommendations, including a letter certifying that the person making the recommendation is a shareholder and providing the name, address and biographical history of the proposed nominee and a signed statement from the candidate consenting to be named as a nominee and, if nominated and elected, to serve as a director. Under our Governance Principles, recommendations for nominees for election at the 2019 Annual Meeting of Shareholders must be received by the close of business on November 15, 2018.
Retirement Policy
Our Governance Principles require that a director retire from the Board effective at the Annual Meeting of Shareholders following the director’s 72nd birthday unless the Governance and Nominating Committee extends the applicable retirement date. The Governance Principles also require a director to tender his or her resignation upon a change in the director’s personal or business status, including a change in the director’s company or institutional affiliation, employment status or job responsibilities. The Governance and Nominating Committee will consider the changed circumstances and recommend to the Board whether to accept or decline the resignation.
Meetings
The Board held seven meetings in 2017, five of which included executive sessions of the non-employee directors without management present. Each of the Board’s committees also met in executive session, generally at the end of each quarterly committee meeting. Each director attended at least 90% of the total number of meetings of the Board and the committees on which he or she served. Directors are expected to attend the Annual Meeting of Shareholders, and all directors attended the 2017 Annual Meeting.
Contacting the Board
Shareholders and other interested parties can send written communications to one or more directors at the following address: Convergys Corporation, P.O. Box 1895, 201 East Fourth Street, Cincinnati, Ohio 45201-1895. Correspondence to the Chairman should be sent Attention: Chairman, and correspondence to the independent directors as a group should be sent Attention: Independent Directors. Communications addressed to our Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

Notice of 2018 Annual Meeting and Proxy Statement 9

BOARD COMMITTEES
Our Board has four standing committees: Audit; Compensation and Benefits; Executive; and Governance and Nominating. Each committee, except the Executive Committee, is comprised solely of directors that are independent under applicable NYSE rules and has a written charter that can be found on the “Corporate Governance” page of the Investors section of our website at www.convergys.com. Copies of the committee charters are also available in printed form to any shareholder who submits a request to our Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.
In 2017, the Board adopted committee chair rotation guidelines that generally limit committee chair assignments for the Audit, Compensation and Benefits, and Governance and Nominating Committees to five years. The policy is intended to promote diversity of viewpoints on each of the committees and foster a broad understanding of the committees’ roles and responsibilities by each of our directors. In connection with this policy, the Board appointed Ms. Beebe as the new chair of the Audit Committee and Mr. Monahan as the new chair of the Compensation and Benefits Committees at the start of the 2017-2018 Board service year and appointed Ms. Herman as the new chair of the Governance and Nominating Committee in November 2017.

AUDIT	Current Members: Beebe (Chair), Devenuti, Herman Audit Committee Financial Experts: Beebe, Devenuti, Herman	Seven Meetings in 2017
Key Responsibilities
• Oversee the integrity of our financial statements
• Oversee our compliance with legal and regulatory requirements
• Appoint the Company’s independent registered public accounting firm and assess the independent accountants’ qualifications and independence

• Review the performance of our internal audit function and the independent accountants
• Oversee our system of disclosure controls and system of internal controls
• Meet periodically in executive session with internal auditors and the independent registered public accounting firm

Cheryl K. Beebe, Chair
Report of the Audit Committee. The Audit Committee is comprised solely of independent directors. Each of the current members of the Audit Committee is financially literate and an audit committee financial expert. No current member of the Audit Committee serves on the Audit Committee of more than three public companies.
The Audit Committee provides oversight regarding the Company’s financial reporting and accounting practices, including the integrity of its financial statements, and undertakes the other duties and responsibilities described above. The Audit Committee’s duties and responsibilities are set forth in a charter that has been approved by the Board.
The Company’s management is responsible for the preparation of the Company’s financial statements, its accounting and financial reporting principles, and internal controls and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. Independent public accountants have the responsibility for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with GAAP and the effectiveness of the Company’s internal control over financial reporting. During 2017, Ernst & Young LLP (“EY”) served as the Company’s independent public accountants.
The Audit Committee reviewed, and discussed with management and EY, the Company’s audited financial statements as of, and for the fiscal year ended, December 31, 2017. During 2017, the Audit Committee also reviewed each of the Company’s quarterly earnings releases and reviewed, and discussed with management and EY, the interim financial information contained in each of the Company’s Quarterly Reports on Form 10-Q. In connection with these reviews, the Audit Committee discussed and reviewed with the independent public accountants matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of the EY’s examination of the financial statements and internal control over financial reporting. The Audit Committee also reviewed and discussed the results of the internal audit examinations.
In the performance of its oversight function, the Audit Committee discussed with management, the internal auditors and the independent public accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the internal audit department’s responsibilities, budget and staffing. In 2017, the Audit Committee regularly reviewed the status of the Company’s efforts to ensure continued compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Audit Committee reviewed with both the independent public accountants and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing

Notice of 2018 Annual Meeting and Proxy Statement 10

complaints received on the Company’s Ethics Hotline. The Audit Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and senior financial officers.
In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from EY written disclosures regarding auditors’ independence as required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence.” In accordance with the foregoing standard, the Audit Committee discussed with EY matters related to EY’s independence and satisfied itself as to the firm’s independence. The Audit Committee also considered the compatibility of non-audit services with the firm’s independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of EY as the Company’s independent public accountants, subject to ongoing review and approval by the Audit Committee.
The Audit Committee is responsible for appointment and oversight of the Company’s independent public accountants. In connection with this responsibility, the Audit Committee reviews EY’s recent and historical performance on the Company’s audit. The Audit Committee also reviews and considers recent PCAOB reports on EY and its peer firms, as well as EY’s tenure and familiarity with the Company’s operations, accounting policies and practices, and internal control over financial reporting. Furthermore, in connection with the mandated rotation of a public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of EY’s lead engagement partner. The Audit Committee, based on its review process, reappointed EY as the Company’s independent registered public accounting firm for fiscal year 2018.
Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC. The Board approved this recommendation.
Audit Committee
Cheryl K. Beebe, Chair
Richard R. Devenuti
Joan E. Herman

COMPENSATION	Current Members: Monahan (Chair), Devenuti, Herman	Six Meetings in 2017
Key Responsibilities
• Oversee our executive compensation plans and programs
• Review and recommend changes to executive compensation to align management’s and shareholders’ interests
• Review and evaluate the performance of our CEO against corporate goals and objectives

• Review and recommend to the full Board the compensation of our CEO
• Review the performance of our other executive officers and approve their compensation
• Review and recommend to the full Board the compensation of our non-employee directors

Thomas L. Monahan, III, Chair
Compensation Process. The CEO, with input from our Vice President of Compensation and Benefits, provides recommendations to the Compensation and Benefits Committee regarding the general design of the Company’s compensation plans as well as the compensation of the other executive officers. The CEO is not present when the CEO’s compensation is discussed and approved at Compensation and Benefits Committee and Board meetings.
In accordance with the Committee’s Charter, the Compensation and Benefits Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors to the Committee, including the sole authority to approve the consultant’s or advisor’s fees and other retention terms. In 2017, the Compensation and Benefits Committee engaged an independent outside consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to provide advice on, and assist the Committee in its review of, executive officer and non-employee director compensation matters. FW Cook has no other business relationship with the Company. When appropriate, the Compensation and Benefits Committee meets with its independent compensation consultant without management present.
From time to time, management may also retain consultants to research and present information to management related to compensation trends and “best practices” in executive officer and non-employee director compensation. Executive compensation databases and other resources provided by consulting firms help establish a foundation for the Committee’s benchmarking process, which in turn serves as part of the basis for setting levels of compensation for each of the executive officers and non-employee director compensation.

Notice of 2018 Annual Meeting and Proxy Statement 11

Compensation and Benefits Committee Interlocks and Insider Participation. No member of the Compensation and Benefits Committee is a current or former officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board is an executive officer of another company for which an executive officer of the Company serves as a director.
Report of the Compensation and Benefits Committee. The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Compensation and Benefits Committee
Thomas L. Monahan, III, Chair
Richard R. Devenuti
Joan E. Herman

EXECUTIVE	Members: Fox (Chair), Ayers, Beebe, Monahan, Nelson	No Meetings in 2017
Key Responsibilities
• Able to act on behalf of the Board, if and when necessary, on most matters between regular Board meetings
Jeffrey H. Fox, Chair

GOVERNANCE	Members: Herman (Chair), Gibbs, Knowling, Monahan	Four Meetings in 2017
Key Responsibilities
• Evaluate and recommend director nominees
• Monitor the functions of Board committees and conduct evaluations of the Board and its committees
• Review and respond to shareholder proposals and concerns
• Review our corporate governance and recommend to the Board appropriate governance principles, policies and procedures • Assist the Board in reviewing and monitoring management succession planning
Joan E. Herman, Chair

DIRECTOR COMPENSATION
The Compensation and Benefits Committee annually reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full Board. As part of this annual review, the Compensation and Benefits Committee considers the significant time commitment and skill level required by the non-employee directors serving on the Board and its various committees. The Compensation and Benefits Committee also seeks to maintain a market competitive director compensation program and, with the assistance of its independent compensation consultant, benchmarks our director compensation program from time to time against the peer group we use to evaluate our executive compensation program, as well as broader survey data. See “Compensation Discussion and Analysis—Compensation Philosophy and Process.” At the time of the Committee’s most recent review in November 2017, the total annual cash and equity compensation paid to our non-employee directors was between the 25th percentile and the median of our peer group.
Our non-employee director compensation is designed to attract and retain highly-qualified individuals and align the interests of our Board with those of our shareholders. As a result, we compensate our non-employee directors with a combination of cash and equity awards, as described below:

Notice of 2018 Annual Meeting and Proxy Statement 12

•
Annual Cash Retainer: Each non-employee director receives an annual cash retainer of $90,000, the non-executive Chairman receives an additional annual cash retainer of $100,000 and the lead independent director receives an additional annual cash retainer of $25,000.

•	Annual Stock Award: Each non-employee director receives an annual award of $115,000 of time-based restricted stock units (“TRSUs”).

•
Committee Fees: The Audit Committee chair receives an annual retainer of $25,000, and each other Audit Committee member receives an annual retainer of $10,000, both paid one-half in cash and one-half in TRSUs. The chairs of the Compensation and Benefits Committee and the Governance and Nominating Committee receive annual retainers of $17,500 and $15,000, respectively, each paid one-half in cash and one-half in TRSUs.

The number of TRSUs granted to each director is generally determined by reference to the average closing price of our Common Shares over a ten trading day measurement period approved by the Board to limit the impact of temporary price fluctuations. As a result, the grant date fair values reported in the 2017 Director Compensation table below, which are based on the closing price on the grant date, differ from the sum of each director’s annual stock award and the equity portion of such director’s committee fees. TRSUs granted to non-employee directors generally vest on the date of the subsequent Annual Meeting of Shareholders (or earlier in the case of death, disability or retirement) and are payable in Common Shares upon vesting or, at the election of the director, upon the director’s separation from service.
The Company’s Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”) was frozen, effective January 1, 2012, and no subsequent deferrals to the Director Deferred Compensation Plan are permitted. Existing account balances will be paid, in a lump sum or up to 10 annual installments, following the director’s departure from the Board or in the event of a Change of Control in accordance with the terms of the Director Deferred Compensation Plan.
2017 Director Compensation
The following table sets forth the compensation paid to, or earned by, each non-employee director in fiscal year 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Cheryl K. Beebe	$100,625	$138,931	—	$239,556
Richard R. Devenuti	$95,000	$130,755	—	$225,755
Jeffrey H. Fox	$190,000	$125,303	—	$315,303
Joseph E. Gibbs	$92,188	$125,303	—	$217,491
Joan E. Herman	$96,712	$130,755	—	$227,467
Robert E. Knowling, Jr.(2)	$33,750	$—	—	$33,750
Thomas L. Monahan III	$96,563	$134,855	—	$231,418
Ronald L. Nelson	$120,788	$133,480	—	$254,268
Richard F. Wallman(3)	$93,125	$125,303	—	$218,428

(1)
Reflects the grant date fair values of the TRSUs granted to our non-employee directors in 2017, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The values of the TRSUs were calculated using the closing price of our Common Shares on the grant date. As of December 31, 2017, the aggregate number of unvested TRSUs and the aggregate number of shares underlying unexercised stock options (all of which were vested) held by each non-employee director were as follows:

Name	Unvested TRSUs	Shares Underlying Unexercised Stock Options
Cheryl K. Beebe	5,760	—
Richard R. Devenuti	5,421	—
Jeffrey H. Fox	5,195	275,000
Joseph E. Gibbs	5,195	—
Joan E. Herman	5,421	—
Robert E. Knowling, Jr.	—	—
Thomas L. Monahan III	5,591	—
Ronald L. Nelson	5,534	—
Richard F. Wallman	—	—

(2)	Mr. Knowling was appointed to the Board effective September 11, 2017.

(3)	Mr. Wallman retired from the Board effective December 31, 2017.

Notice of 2018 Annual Meeting and Proxy Statement 13

PROPOSALS REQUIRING YOUR VOTE
Proposal No. 1: Election of Directors
The Board currently has nine directors. Each director is elected to serve a one-year term until the next Annual Meeting of Shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office or death. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election as directors at the Annual Meeting the nine persons named below, each of whom is currently serving on the Board.
You may vote for all, some or none of the director nominees. Common Shares as to which the authority to vote is withheld are not counted toward the election of the director nominees specified on the proxy. Under Ohio law, the nominees receiving the greatest number of votes “for” will be elected as directors. However, under the Company’s Code of Regulations, if any director receives a greater number of “withhold” votes than votes “for” in an uncontested election, the director must promptly tender his or her resignation to the Board. The Governance and Nominating Committee will consider the resignation and make a recommendation to the Board. The Board will determine whether to accept or reject the resignation within 90 days following certification of the shareholder vote taken at the Annual Meeting of Shareholders and will promptly disclose its decision.
We anticipate that all nominees listed below will stand for election at the Annual Meeting. However, if any nominee is not a candidate at that time for any reason, proxies (excluding broker non-votes) will be voted for a substitute nominee designated by the Board. Proxies submitted without direction will be voted for each director nominee named below. Broker non-votes will have no effect.
THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW.

Age: 54	Director since: Oct. 2012	Executive Committee
Business Experience:	2012 - Present: President and CEO, Convergys Corporation* 2010 - 2012: COO, Convergys Customer Management Group Inc. 2008 - 2012: President, Convergys Customer Management Group Inc.
Other Directorships:	Stanley Black & Decker, Inc. (NYSE: SWK)
Skills & Qualifications:
Chosen to serve based upon her industry experience, leadership, and extensive knowledge of our business. With this background, including nearly 30 years of experience with the Company (or its predecessor), she is uniquely qualified to understand the Company’s challenges and opportunities.

ANDREA J. AYERS President and CEO, Convergys Corporation
* On January 25, 2018, the Company announced that Ms. Ayers will transition from her role as President and Chief Executive Officer. The Board has initiated a search process to identify Ms. Ayers’ successor, and she will continue to lead the Company in her current role for transition purposes.

	Age: 62	Director since: Jan. 2015	Audit Committee (Chair) Executive Committee
Business Experience:
2014: Advisor to the CEO, Ingredion Incorporated (f/k/a Corn Products International, Inc.), a leading global provider of ingredient solutions to diversified industries
2010 - 2014: EVP & CFO, Ingredion Incorporated
2004 - 2010: CFO, Ingredion Incorporated
2002 - 2004: Vice President, Finance, Ingredion Incorporated
1999 - 2004: Vice President, Ingredion Incorporated
1997 - 2004: Treasurer, Ingredion Incorporated

	Other Directorships:	Packaging Corporation of America (NYSE: PKG)
CHERYL K. BEEBE Retired EVP & CFO, Ingredion Incorporated	Skills & Qualifications:
Chosen to serve based upon her leadership experience and judgment, prior CFO experience, including broad international and transactional experience, Audit Committee experience, and diversity of viewpoint and experience.

Notice of 2018 Annual Meeting and Proxy Statement 14

	Age: 60	Director since: Aug. 2009	Audit Committee Compensation & Benefits Committee
Business Experience:
2010 - 2015: President, Information Intelligence Group, a division of EMC Corporation, a leading developer and provider of information infrastructure technology and solutions
2008 - 2010: Senior Vice President, EMC Corporation
2003 - 2007: Corporate Senior Vice President, Microsoft Corporation
1999 - 2003: Vice President and Chief Information Officer, Microsoft Corporation

	Other Directorships:	St. Jude Medical Inc. (NYSE: STJ) (2001 - 2017)
RICHARD R. DEVENUTI Retired Division President, EMC Corporation	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, prior experience as a CIO, controller and contact center operations leader, industry knowledge in technology and customer care, as well as his diversity of viewpoint and experience.

	Age: 56	Director since: Feb. 2009	Executive Committee (Chair)
Business Experience:
2017 - Present: President and CEO, Endurance International Group
2013 - Present: Non-executive Chairman, Convergys Corporation
2009 - Present: Principal, The Circumference Group
2012 - 2013: Executive Chairman, Convergys Corporation
2010 - 2012: President and CEO, Convergys Corporation
2009 - 2010: CEO, The Circumference Group
2007 - 2008: COO, Alltel Corporation

	Other Directorships:	Avis Budget Group, Inc. (NASDAQ: CAR) Blackhawk Network Holdings, Inc. (NASDAQ: HAWK) (2017)
JEFFREY H. FOX President and CEO, Endurance International Group	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, CEO and transactional experience, communications and billing industry knowledge, as well as his diversity of viewpoint and experience.

Age: 68	Director since: Dec. 2000	Governance & Nominating Committee
Business Experience:	2002 - Present: Chairman, Gibbs Investments, LLC 1991 - 2001: Co-Founder, Vice Chairman, President and CEO, TGC, Inc. (The Golf Channel)
Other Directorships:	None
Skills & Qualifications:	Chosen to serve based upon his leadership experience and judgment, prior CEO and Board Chairman experience, cable and billing industry knowledge, as well as his diversity of viewpoint and experience.
JOSEPH E. GIBBS Chairman, Gibbs Investments, LLC

	Age: 64	Director since: Dec. 2011	Audit Committee Compensation & Benefits Committee Governance & Nominating Committee (Chair)
Business Experience:
2008 - Present: President and CEO, Herman & Associates LLC, a health care and management consulting firm
1998 - 2008: Various senior management positions with Anthem, Inc. (f/k/a Wellpoint, Inc.), a leading managed health care company, most recently serving as President and CEO, Consumer Business Unit

	Other Directorships:	Encompass Health Corporation (NYSE: EHC) (f/k/a HealthSouth) Qualicorp SA (BM&FBOVESPA: QUAL3.SA) (2010 - 2013)
Skills & Qualifications:
Chosen to serve based upon her leadership experience and judgment, prior and current experience as President and CEO, international business experience, health care and insurance industry knowledge, as well as her diversity of viewpoint and experience.

JOAN E. HERMAN President and CEO, Herman & Associates LLC

Notice of 2018 Annual Meeting and Proxy Statement 15

	Age: 62	Director since: Sept. 2017	Governance & Nominating Committee
Business Experience:
2008 - Present:    Chairman, Eagles Landing Partners, a firm specializing in helping senior management teams formulate strategy, lead organizational transformations, and re-engineer businesses
2005 - 2009: CEO, Telwares
2002 - 2005: CEO, New York City Leadership Academy
2001 - 2003: Chairman and CEO, SimDesk Technologies, Inc.
1998 - 2001: Chairman, President and CEO, Covad Communications

	Other Directorships:	K12 Inc. (NYSE: LRN) Roper Technologies, Inc. (NYSE: ROP) Heidrick & Struggles International, Inc. (NASDAQ: HSII) (2000 - 2015)
ROBERT E. KNOWLING, JR. Chairman, Eagles Landing Partners	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, prior CEO and Board Chairman experience, and his 30 years of experience in the telecommunications and technology sectors. Mr. Knowling was recommended to the Board by Richard F. Wallman who served on the Board from June 2007 to December 2017.

	Age: 51	Director since: Feb. 2008	Compensation & Benefits Committee (Chair) Executive Committee Governance & Nominating Committee
Business Experience:
2008 - 2017: Chairman and CEO, CEB, Inc. a provider of advanced research and analytics to deliver insights, tools and solutions to member companies
2005 - 2008: CEO, CEB, Inc.
2002 - 2005: General Manager of the Finance, Legal & Administration, Strategy & Innovation, Information Technology and Operations Divisions, CEB, Inc.

	Other Directorships:	TransUnion (NYSE: TRU) CEB, Inc. (NYSE: CEB) (2001 - 2017)
THOMAS L. MONAHAN III Former Chairman and CEO, CEB, Inc.	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, CEO and Board Chairman experience, as well as industry knowledge in data and customer analytics and his diversity of viewpoint and experience.

	Age: 65	Director since: Aug. 2008	Executive Committee (Chair)
Business Experience:
Present: Executive Chairman, Avis Budget Group, Inc., a global provider of vehicle rental services
2006 - 2015: Chairman and CEO, Avis Budget Group, Inc.
2003 - 2006: President and CFO, Cendant Corporation

	Other Directorships:	Avis Budget Group, Inc. (NASDAQ: CAR) Hanesbrands Inc. (NYSE: HBI) Viacom Inc. (NASDAQ: VIA, VIAB)
RONALD L. NELSON Chairman, Avis Budget Group, Inc.	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, global business and transactional experience, including as a CEO, Board Chairman and CFO, and his diversity of viewpoint and experience.

Notice of 2018 Annual Meeting and Proxy Statement 16

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed EY as the independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2018. Although ratification by our shareholders is not required by law or our Code of Regulations, we are submitting the appointment for ratification at the Annual Meeting because the Board values the opinion of our shareholders. You may vote for, against or abstain from voting on this proposal. The affirmative vote of a majority of the Common Shares represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect. Proxies submitted without direction will be voted for the ratification of the appointment of EY as our independent registered public accounting firm for fiscal 2018.
If our shareholders fail to ratify the selection of EY, the Audit Committee will reconsider whether or not to retain that firm but will be under no obligation to select a new firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.
We expect that representatives of EY will attend the Annual Meeting to respond to appropriate questions and have an opportunity to make a statement if they desire to do so.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.
Audit Fees. The Audit Committee pre-approves all audit, audit-related, tax and other permissible services that will be provided by our independent registered public accounting firm. All services rendered by our independent registered public accounting firm in 2017 were pre-approved by the Audit Committee in accordance with its Pre-Approval Policy.
Under the Pre-Approval Policy, our independent registered public accounting firm is required to provide the Audit Committee with appropriately detailed documentation about the specific services that will be provided. In reviewing the request for pre-approval, the Audit Committee will consider, among other things, whether the proposed services are consistent with the rules on auditor independence. Any services exceeding pre-approved cost levels or budgeted amounts will require separate pre-approval by the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from engaging the independent registered public accounting firm to render services that are prohibited by the PCAOB or applicable SEC rules and regulations. The Pre-Approval Policy permits the Audit Committee to delegate authority to the Audit Committee chair to approve certain services followed by a report to the Audit Committee at the ensuing Audit Committee meeting.
Fees paid to EY in 2017 and 2016 were as follows:

	2017	2016
Audit Fees(1)	$3,341,071	$2,683,200
Audit-Related Fees(2)	$600,463	$609,978
Tax Fees(3)	$119,353	$912,217
All Other Fees	—	—
Total	$4,060,887	$4,205,395

(1)
Audit Fees were for audit services, including (a) the integrated audit of the Company’s consolidated financial statements (including the review of quarterly financial statements) and the effectiveness of the Company’s internal control over financial reporting; (b) consultation with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations issued by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; and (c) international statutory audits.

(2)	Audit-Related Fees were principally for financial reporting attestation services not required by statute or regulation and audits of information systems.

(3)	Tax Fees were for tax advisory and compliance-related services.

Notice of 2018 Annual Meeting and Proxy Statement 17

Proposal No. 3: Approval of the Compensation of Our Named Executive Officers
Consistent with our shareholders’ advisory vote at the 2017 Annual Meeting of Shareholders, our current practice is to hold an advisory vote on executive compensation on an annual basis. This non-binding proposal, commonly known as “say-on-pay,” provides our shareholders with an opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and other compensation tables, and the related narrative disclosure.”
You may vote for, against or abstain from voting on this proposal. The affirmative vote of a majority of the Common Shares represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect. Proxies submitted without direction will be voted for the approval, on an advisory basis, of our named executive officers’ compensation.
Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation and Benefits Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when evaluating our compensation practices and making future decisions regarding executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal No. 4: Approval of the Convergys Corporation 2018 Long-Term Incentive Plan
We have not requested shareholder approval of a new equity incentive plan or an increase in the number of Common Shares available for issuance under our existing equity incentive plan since 2008. To enable us to continue to attract, retain and motivate talented employees and to attract and retain individuals of the highest quality to serve as non-employee directors, as well as to continue our alignment of executive officer and non-employee director compensation with long-term shareholder interests, we are requesting shareholder approval of the Convergys Corporation 2018 Long-Term Incentive Plan (the “LTIP”). The LTIP will replace the existing Convergys Corporation Amended and Restated Long Term Incentive Plan, as amended (the “Existing Plan”), which is scheduled to terminate on April 22, 2018.
The material differences between the Existing Plan and the LTIP include the following:

•	increase of Common Shares available for issuance by three million;

•	addition of annual limit on director compensation;

•	establishment of minimum vesting period of one year for equity awards;

•	prohibition on payment of dividends or dividend equivalents prior to vesting of the related equity award;

•	incorporation of double-trigger change of control provision that has been part of the Company’s award agreements since 2015; and

•	discontinuation of share recycling for shares tendered to pay the exercise price of a stock option or withheld to satisfy a tax obligation.
On January 24, 2018, the Board, upon the recommendation of the Compensation and Benefits Committee, adopted the LTIP, subject to shareholder approval, and recommends that shareholders approve such plan. The LTIP will become effective on April 25, 2018, provided that the holders of a majority of the Common Shares represented, in person or by proxy, and entitled to vote at the Annual Meeting vote to approve the LTIP.

Notice of 2018 Annual Meeting and Proxy Statement 18

A copy of the LTIP is attached to this Proxy Statement as Appendix I and is incorporated herein by reference. The description below is a summary and not intended to be a complete description of the LTIP. Please read the LTIP for more detailed information.
Purpose. The purposes of the LTIP are to further our long-term growth by offering competitive incentive compensation related to long-term performance goals to those employees who are responsible for planning and directing such growth, to reinforce the commonality of interest between our shareholders, our non-employee directors and our employees who are participating in the LTIP, and to attract and retain individuals of outstanding abilities and specialized skills.
Administration and Eligibility.  The Compensation and Benefits Committee administers the LTIP and selects the persons who are eligible to receive awards under the LTIP. The Compensation and Benefits Committee may delegate to one or more members of the senior management of the Company the authority to make awards to employees of the Company who are not Section 16 officers or directors of the Company or to non-employee advisors. The Compensation and Benefits Committee has complete authority to make awards in such format and amounts as it determines and to cancel, suspend or amend awards, provided that it shall not, without shareholder approval, amend an outstanding stock option or stock appreciate right (“SAR”) to reduce its exercise price or cancel an outstanding stock option or SAR and replace it with cash, another award or a stock option or SAR having a lower exercise price.
Shares Available.  The number of Common Shares that may be issued or transferred pursuant to awards under the LTIP is equal to 3,000,000 Common Shares, plus (x) the number of Common Shares available for issuance, and not issued or subject to outstanding awards, under the Existing Plan immediately prior to its expiration on April 22, 2018, and (y) the number of Common Shares subject to outstanding awards under the Existing Plan immediately prior to its expiration on April 22, 2018 that are forfeited, canceled or terminated without having become vested (but excluding any Common Shares that are tendered in payment of the exercise price of a stock option, withheld to satisfy a tax withholding obligation, or repurchased by the Company with stock option proceeds). As of December 31, 2017, 6,349,515 Common Shares remained available for issuance, and not issued or subject to outstanding awards, under the Existing Plan, and 2,414,989 Common Shares were subject to outstanding awards under the Existing Plan.
Of the aggregate number of Common Shares authorized for issuance under the LTIP, the aggregate number of Common Shares that may be issued upon the exercise of incentive stock options (“ISOs”) may not exceed 1,000,000 Common Shares. Furthermore, no non-employee director may be granted awards in any single calendar year that would cause the sum of the aggregate grant date fair value of such awards, plus the aggregate amount of any cash retainers and fees payable during such calendar year to the non-employee director, to exceed $500,000.
Any Common Shares issued under the LTIP may consist, in whole or in part, of authorized and unissued Common Shares or Common Shares held as treasury shares. Any Common Shares subject to an award that is forfeited, terminated, canceled or settled in cash or otherwise terminated with or without issuance or transfer of Common Shares, will again be available for grant under the LTIP. However, any Common Shares (i) tendered in payment of the exercise price of a stock option, (ii) withheld to satisfy a tax withholding obligation, or (iii) repurchased by the Company with stock option proceeds will not again be available for grant, regardless of whether those Common Shares are actually issued or delivered to the participant. With respect to any SAR that is settled in Common Shares, the full number of Common Shares subject to the SAR shall count against the number of Common Shares available for awards under the LTIP regardless of the number of Common Shares used to settle the SAR upon exercise.
The per share closing price of our Common Shares on the NYSE on March 6, 2018 was $23.49.
Types of Awards.  Awards under the LTIP may be in any one or a combination of the following: (a) stock options, including ISOs, (b) SARs, in tandem with stock options or free standing, (c) restricted stock and restricted stock units, (d) performance shares and performance units, and (e) other awards valued in whole or in part by reference to, or otherwise based on, Common Shares (“other stock awards”). In addition, in connection with any award or deferred award, payments may also be made representing dividends or dividend equivalents, provided, however, that no dividends or dividend equivalents are payable with respect to an award until such award has vested.
Stock Options.  The LTIP provides that the purchase price of Common Shares purchasable under any stock option shall not be less than 100% of the fair market value of the Common Shares on the date that the option is granted. Payment of the purchase price for option shares must be made in cash or by delivery of other Common Shares of the Company or other property, or a combination thereof, having a fair market value equal to the purchase price of the option shares. The period of any option shall be determined by the Compensation and Benefits Committee, but no stock option may be exercised later than 10 years after the date of grant and no ISO may be exercised earlier than one year after the date of grant.

Notice of 2018 Annual Meeting and Proxy Statement 19

Stock Appreciation Rights.  A SAR represents the right to receive payment of the amount, if any, by which the fair market value of the Common Shares covered by the SAR on the date of exercise exceeds the grant price of the SAR. The grant price and other terms of the SAR shall be determined by the Compensation and Benefits Committee. A SAR may be granted free-standing or in tandem with new options or after the grant of a related option which is not an ISO. Upon the exercise of a SAR, payment may be made in cash, Common Shares or other property, or a combination thereof, as the Compensation and Benefits Committee shall determine. The period of any SAR shall be determined by the Compensation and Benefits Committee, but no SAR may be exercised later than 10 years after the date of grant.
Restricted Stock.  Restricted stock will consist of Common Shares which are subject to such conditions, restrictions and limitations as the Compensation and Benefits Committee determines to be appropriate, including service-based vesting conditions or vesting conditioned upon satisfaction of performance criteria. Restricted stock will be awarded without consideration other than the rendering of services or the payment of any minimum amount required by law, unless the Compensation and Benefits Committee decides otherwise. With respect to Common Shares awarded as restricted stock, the recipient shall have all of the rights of a shareholder of the Company, including the right to vote and the right to receive cash dividends. However, dividends on unvested restricted stock will accumulate or be deemed reinvested in additional restricted stock until the award is earned and vested and will be subject to the same terms and conditions as the restricted stock award. Upon termination of the participant’s employment during the restriction period, all restricted stock shall be forfeited, except as otherwise provided pursuant to the LTIP and the applicable award agreement.
Restricted Stock Units.  The LTIP permits the grant of restricted stock units. Restricted stock units represent the right of the recipient to receive a number of Common Shares in the future, subject to the fulfillment of such conditions as the Compensation and Benefits Committee may specify, including service-based vesting conditions or vesting conditioned upon satisfaction of performance criteria (as described below under “Performance Shares and Units”). Restricted stock units will be awarded without consideration other than the rendering of services, unless the Compensation and Benefits Committee decides otherwise.
Performance Shares and Units.  The LTIP permits the grant of performance shares and performance units (“performance awards”), representing the right of the recipient to receive an amount equal to the value determined in the manner established by the Committee at the time of the award. Payment of performance awards may be made in cash, Common Shares or other property, or a combination thereof, as the Compensation and Benefits Committee shall determine. There may be more than one award in existence at any one time and performance periods may differ. Recipients of performance awards are not required to provide consideration other than the rendering of service, unless the Compensation and Benefits Committee decides otherwise.
The performance criteria upon which performance awards may be based will be measured in absolute or specified levels of or growth in one or more objectives established by the Compensation and Benefits Committee, which may relate to Company-wide objectives or those of a subsidiary, business unit, division, department, region or function of the Company and may include, without limitation, one or more of the following: earnings per share; stock price; total shareholder return; return on investment; return on capital; revenues; earnings from operations; earnings before or after interest and taxes; net income; cash flow; debt to capital ratio; economic value added; return on equity; return on assets; earnings before or after interest, depreciation, amortization or extraordinary or special items; free cash flow; cash flow return on investment (discounted or otherwise); net cash provided by operations; cash flow in excess of cost of capital; operating margin; profit; operating income; price earnings ratio; expense ratios/operating expense; total expenditures; cost reduction targets; cumulative shareholder value added; working capital/capital expended; and liquidity. Performance criteria may be made relative to the performance of a group of other companies or one or more published or special indices that the Compensation and Benefits Committee, in its sole discretion, deems appropriate, or the Compensation and Benefits Committee may select performance criteria as compared to various stock market indices.
With each performance award, the Compensation and Benefits Committee will specify the performance criteria to be achieved, and may specify a minimum level of achievement below which no payment will occur and a formula for determining the amount of any payment if performance is at or above the minimum level. If the Compensation and Benefits Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria unsuitable, the Compensation and Benefits Committee may modify such objective performance criteria or the related levels of achievement, in whole or in part, as the Compensation and Benefits Committee deems appropriate.
Other Stock Unit Awards.  The LTIP permits the award of other stock awards, either alone or in addition to other awards granted under the LTIP, subject to such conditions, restrictions, and limitations as the Compensation and Benefits Committee determines to be appropriate. Other stock awards are awards of Common Shares or other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares. Other stock awards may be paid in cash, Common Shares or other property, or a combination thereof, as the Compensation and Benefits Committee determines.

Notice of 2018 Annual Meeting and Proxy Statement 20

Grants to Non-Employee Directors.  Awards (other than ISOs) may be granted to non-employee directors under the LTIP. With respect to any awards to non-employee directors, the Board will exercise the powers otherwise reserved to the Compensation and Benefits Committee under the LTIP, including authority to select the non-employee directors who will receive awards, to select the types of awards, and to impose limitations, conditions and restrictions on the awards.
Grants to Non-Employee Advisors.  Awards (other than ISOs) may be granted to non-employee advisors who participate in a foreign advisory board. With respect to any awards to non-employee advisors, the Compensation and Benefits Committee has authority to select the non-employee advisors who will receive awards, to select the types of awards, and to impose limitations, conditions and restrictions on the awards.
Minimum Vesting. No condition on vesting or exercisability of an award granted under the LTIP, whether based on continued employment or the achievement of performance criteria, may be based on service or performance of a period of less than one year, except for (i) up to 5% of the Common Shares available to be issued under the LTIP on the effective date of the LTIP, (ii) in connection with or following a participant’s death, disability, termination of service or change of control as the Committee deems appropriate, and (iii) awards granted to non-employee directors in connection with their election or reelection to the Board at an annual meeting of shareholders that vest on the next annual meeting of shareholders, so long as the period between such meetings is not less than 50 weeks.
Change of Control.  In the event of a change of control, except as otherwise determined by the Compensation and Benefits Committee or specified in an award agreement, each outstanding, unvested award of restricted stock, each outstanding, unvested award of restricted stock units, and each outstanding performance award granted under the LTIP will be converted into a cash award in an amount equal to the product of the number of Common Shares subject to such award multiplied by the average of the opening and closing prices per Common Share on the New York Stock Exchange on the trading day immediately preceding the date of the change of control. The participant’s right to receive such cash award will continue to vest based on the participant’s continued employment or other service during the remaining vesting period of the original award. If the participant ceases to be an employee as a result of the participant’s death, disability, involuntary termination without Cause (as defined in the LTIP), or termination with Good Reason (as defined in the LTIP), in each case, on or after the change of control and prior to a scheduled vesting date, then such participant’s right to receive any unpaid portion of the converted cash award will become fully vested. With respect to any performance award, for purposes of determining the amount of the converted cash award, the number of Common Shares subject to the performance award will be determined in the manner specified in the award agreement.
Amendment and Termination.  The LTIP may be amended or terminated by the Board, provided that no such action shall impair the rights of a participant without the participant’s consent and provided that no amendment shall be made without shareholder approval which (a) increases the total number of Common Shares reserved for issuance under the LTIP or the total number of Common Shares that may be issued upon the exercise of ISOs, (b) changes the class of persons eligible to receive awards under the LTIP or (c) is required to be approved by shareholders to comply with applicable laws or rules. No awards may be made under the LTIP more than ten years from the effective date of the LTIP.
Income Tax Consequences.  The following is a summary of certain U.S. federal income tax consequences generally applicable to participants with respect to awards under the LTIP. The summary is not a complete discussion of the U.S. federal income tax consequences of participation in the LTIP, does not describe foreign, state or local tax consequences and is qualified in its entirety by reference to the Internal Revenue Code of 1986, as amended (the “Code”), and regulations adopted thereunder.
No income will be recognized by an optionee upon the grant of a non-qualified stock option. At the time of exercise of a non-qualified stock option, ordinary income is recognized by the optionee equal to the difference between the option price paid for the Common Shares and the fair market value of the Common Shares on the date of exercise. At the time of a sale of Common Shares acquired upon exercise of a non-qualified stock option, appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as short-term or long-term capital gain (or loss) depending on the holding period.
No income will be recognized by an optionee upon the grant or exercise of an ISO. However, the excess of the fair market value of the Common Shares on the exercise date over the option price will be included in the optionee’s income for purposes of the alternative minimum tax. If Common Shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If Common Shares acquired upon exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

Notice of 2018 Annual Meeting and Proxy Statement 21

No income will be recognized by a participant in connection with the grant of a tandem or freestanding SAR. When the SAR is exercised, the participant will be required to include as ordinary income in the year of exercise an amount equal to the amount of cash received and/or the fair market value of any unrestricted Common Shares received on the exercise.
No income will be recognized upon the grant of performance awards. Upon satisfaction of the performance criteria upon which any such awards are conditioned, the recipient will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received or the fair market value of any unrestricted Common Shares received.
A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by an amount, if any, paid by the participant for the restricted stock) at such time as the shares are no longer subject to forfeiture for purposes of Code Section 83. However, a participant who elects under Code Section 83(b) within 30 days of the date of receipt of the shares will have taxable ordinary income on the date of receipt of the shares equal to the excess of the fair market value of the shares (determined without regard to the restrictions) over the purchase price, if any, of the restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
No income will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that the shares are transferred to the participant under the award (reduced by any amount paid by the participant for the restricted stock units), and the capital gain/loss holding period for the shares will also commence on the date that the shares are transferred to the participant.
Section 409A of the Code imposes restrictions on certain awards granted under the LTIP that qualify as “non-qualified deferred compensation.” If such an award fails to comply with these restrictions, the recipient will be subject to accelerated taxation, a 20% tax penalty and interest. The Company intends that the LTIP and any awards granted under the LTIP will either be exempt from, or comply with, the restrictions imposed by Section 409A and any applicable regulations.
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company generally will be entitled to a corresponding deduction. However, the Company’s deduction is only permitted to the extent that the amount recognized as income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the limitation on certain executive compensation under Code Section 162(m), which generally prevents the Company from deducting more than $1 million in a single fiscal year for compensation paid to certain covered employees.
New Plan Benefits. As described above, the Compensation and Benefits Committee, in its discretion, generally determines the persons who are eligible to receive awards under the LTIP and the type, amount and frequency of awards or, with respect to employees who are not Section 16 officers, delegates this authority to senior management of the Company. As of the date of this Proxy Statement, approximately 530 employees of the Company and its subsidiaries, and all non-employee directors of the Company, are eligible to participate in the LTIP. Because employees’ incentive awards under the LTIP are based on company and individual performance, and non-employee director equity awards are considered and approved annually, the size and number of awards that will be granted to any individual or group of individuals under the LTIP in the future cannot be determined.
Under our current non-employee director compensation program, as approved for the 2017-2018 Board service year, each non-employee director that is elected to the Board at the Annual Meeting of Shareholders receives an annual award of $115,000 of time-based restricted stock units. In addition, the annual retainers for the Audit Committee chair ($25,000), Audit Committee members ($10,000), Compensation and Benefits Committee Chair ($17,500), and Governance and Nominating Committee Chair ($15,000) are paid one-half in time-based restricted stock units. In 2017, a total of 43,312 shares of restricted stock having an aggregate grant date fair value of $1,044,685 were granted to our nine non-employee directors under the Existing Plan.

Notice of 2018 Annual Meeting and Proxy Statement 22

The following table sets forth the equity awards that were granted under the Existing Plan in 2017 to each of our named executive officers, our executive officers as a group, our non-executive officer employees as a group, and our non-employee directors as a group.

	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units	Aggregate Grant Date Fair Value of Awards
Andrea J. Ayers President and Chief Executive Officer	74,510	74,510	$3,382,754
Andre S. Valentine Chief Financial Officer	23,530	23,530	$1,068,262
Jarrod B. Pontius General Counsel and Chief Administrative Officer	11,177	11,177	$507,436
Cormac J. Twomey Chief Commercial Officer	13,200	2,835	$385,006
Marjorie M. Connelly Former Chief Operating Officer	25,491	25,491	$1,157,292
Executive Officers as a Group* (5 individuals)	147,908	137,543	$6,500,750
Non-Executive Officer Employees as a Group (504 individuals)	544,046	164,666	$16,845,205
Non-Employee Directors as a Group (8 individuals)	43,312	—	$1,044,685
* Includes 2017 grants to Ms. Connelly who separated from the Company in December 2017.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE
CONVERGYS CORPORATION 2018 LONG-TERM INCENTIVE PLAN.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to our equity compensation plans as of December 31, 2017 but does not include information with respect to the Convergys Corporation 2018 Long-Term Incentive Plan that we are asking our shareholders to approve under “Proposal 4—Approval of the Convergys Corporation 2018 Long-Term Incentive Plan” above.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)	2,414,989	$13.45	6,349,515
Equity compensation plans not approved by shareholders	—	N/A	—
Total	2,414,989	$13.45	6,349,515

(1)
Reflects awards outstanding under the Amended and Restated Long Term Incentive Plan. Includes 1,285,484 unvested TRSUs, 803,465 unvested PRSUs (at target), and 326,040 stock options with a weighted average remaining term of 3.4 years. The TRSUs and PRSUs are not included in the calculation of the weighted average exercise price in column (b).

Notice of 2018 Annual Meeting and Proxy Statement 23

BENEFICIAL OWNERSHIP OF SECURITIES
Directors and Executive Officers
On the record date, February 26, 2018, the Company’s outstanding voting securities consisted of 91,628,286 Common Shares. The following table sets forth the number of Common Shares beneficially owned by each of our directors and named executive officers, and by all of our directors and executive officers as a group, as of the record date of February 26, 2018.

Name of Beneficial Owner	Number of Common Shares Owned(1)	Shares Subject to Options Exercisable within 60 days	Stock Units That May Be Settled within 60 days	Total Beneficial Ownership	Percent of Class
Andrea J. Ayers	237,853	—	36,759	274,612	*
Cheryl K. Beebe	9,654	—	10,200	19,854	*
Marjorie M. Connelly**	46,580	—	—	46,580	*
Richard R. Devenuti	18,141	—	35,217	53,358	*
Jeffrey H. Fox(2)	615,000	275,000	5,195	895,195	*
Joseph E. Gibbs(3)	—	—	17,393	17,393	*
Joan E. Herman	28,191	—	12,187	40,378	*
Robert E. Knowling, Jr.	—	—	—	—	*
Thomas L. Monahan III	33,003	—	33,522	66,525	*
Ronald L. Nelson	44,658	—	45,486	90,144	*
Jarrod B. Pontius	17,055	—	5,194	22,249	*
Cormac J. Twomey	2,136	—	641	2,777
Andre S. Valentine	70,648	30,990	11,215	112,853	*
All directors and executive officers as a group (12 persons)	1,076,339	305,990	213,009	1,595,338	1.7%

*	Less than 1%.

**	Former executive officer.

(1)
Excludes Common Share equivalents credited to accounts under the Convergys Corporation Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) or the frozen Director Deferred Compensation Plan and Common Shares issuable under unvested TRSUs or performance-based restricted stock units (“PRSUs”). See “Outstanding Equity Awards at 2017 Fiscal Year-End” for a summary of all unvested TRSUs and PRSUs held by our named executive officers.

(2)
Includes 15,000 Common Shares held directly by the Fox Family Charitable Trust and 300,000 Common Shares held directly by FAMCO Enterprises Limited Partnership as to which Mr. Fox disclaims beneficial ownership.

(3)
Excludes 12,600 Common Shares credited to Mr. Gibbs’ account under the frozen Director Deferred Compensation Plan. Mr. Gibbs does not have the right to obtain voting or investment power over such Common Shares within 60 days.

Notice of 2018 Annual Meeting and Proxy Statement 24

Principal Shareholders
The following table shows the number of Common Shares reported to be beneficially owned by each person that the Company believes to be the beneficial owner of more than 5% of the outstanding Common Shares as of the record date of February 26, 2018.

Name and Address of Beneficial Owner	Number of Common Shares	Percent of Class
BlackRock Inc. 55 East 52nd Street New York, NY 10055	10,425,784(1)	11.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,950,935(2)	8.7%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	7,829,705(3)	8.5%
The Western and Southern Life Insurance Co. 400 Broadway Cincinnati, OH 45202	4,852,698(4)	5.3%
LSV Asset Management 155 N. Wacker Drive Suite 4600 Chicago, IL 60606	4,770,159(5)	5.2%

(1)
Based solely on information contained in Amendment No. 9 to a Schedule 13G filed with the SEC on January 23, 2018 by BlackRock, Inc., which reported that, as of December 31, 2017, it had sole voting power over 10,191,546 Common Shares and sole dispositive power over 10,425,784 Common Shares.

(2)
Based solely on information contained in Amendment No. 5 to a Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, which reported that, as of December 31, 2017, it had sole voting power over 102,946 Common Shares, sole dispositive power over 7,844,482 Common Shares, shared voting power over 11,138 Common Shares and shared dispositive power over 106,453 Common Shares.

(3)
Based solely on information contained in Amendment No. 6 to a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP, which reported that, as of December 31, 2017, it had sole voting power over 7,714,141 Common Shares and sole dispositive power over 7,829,705 Common Shares.

(4)
Based solely on information contained in Amendment No. 6 to a Schedule 13G filed with the SEC on January 23, 2018 by The Western and Southern Life Insurance Company, which reported that, as of December 31, 2017, it had shared voting power over 4,852,698 Common Shares and shared dispositive power over 4,852,698 Common Shares.

(5)
Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2018 by LSV Asset Management, which reported that, as of December 31, 2017, it had sole voting power over 2,663,872 Common Shares and sole dispositive power over 4,770,159 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers (as defined in Rule 16a-1 under the Exchange Act) and any person who beneficially owns more than 10% of our Common Shares to file reports of ownership of, and transactions in, Company securities with the SEC. Based solely on our records, publicly available filings with the SEC and written representations from certain reporting persons, we believe that each person who, at any time during fiscal 2017, was a director or officer (as defined in Rule 16a-1 under the Exchange Act) of the Company or beneficially owned more than 10% of our Common Shares timely filed all reports required to be filed by Section 16(a) of the Exchange Act in fiscal 2017.

Notice of 2018 Annual Meeting and Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains our 2017 executive officer compensation program for: Andrea J. Ayers, our President and Chief Executive Officer (“CEO”); Andre S. Valentine, our Chief Financial Officer; our two other executive officers as of December 31, 2017 - Jarrod B. Pontius, our General Counsel and Chief Administrative Officer, and Cormac J. Twomey, our Chief Commercial Officer; and Marjorie M. Connelly, our former Chief Operating Officer who separated from the Company effective December 15, 2017. We refer to these individuals as our named executive officers. No other individual served as an executive officer during 2017.
Executive Summary
2017 Performance. In 2017, we overcame significant volatility from certain of our large communications and technology clients to sustain profitability and deliver strong cash flow and stable earnings results. We continued our focus on long-term profitable growth, maintained tight controls on cost and partially offset the revenue decline from these large clients by growing with clients in our financial services and other verticals. Our adjusted EPS, which is the performance metric for our performance-based restricted stock units (“PRSUs”), increased from $1.84 per share in 2016 to $1.87 per share in 2017, notwithstanding an approximate 4% decline in annual revenue. Our strong cash generation enabled the Company to continue to invest in the business and return capital to shareholders. During 2017, the Company repurchased $82 million of its Common Shares and paid $36 million in dividends, our fifth consecutive year of dividend growth.
2017 Compensation Highlights. A significant portion of our named executive officers’ 2017 target total direct compensation (base salary, annual incentive (“AIP”) opportunity and long-term incentive (“LTI”) opportunity) was directly contingent on achieving specific performance results that are key to our long-term success and growth in shareholder value. For example, Ms. Ayers’ performance-based 2017 AIP award and the PRSUs granted in 2017 comprised approximately 51% of her 2017 target total direct compensation. These incentive compensation programs demonstrate our commitment to pay-for-performance by rewarding achievement of key business objectives and align executive officers’ interests with those of our shareholders.
In 2017, the continued use of adjusted operating income as a performance metric under the AIP focused our executives on profitability, operating performance and disciplined capital deployment, while the revenue award modifier (which was not met in 2017) provided an incentive for management to improve top-line growth, but not at the expense of profit. Named executive officers earned 2017 AIP awards equal to 70% of target as a result of adjusted operating income of approximately $246 million in 2017. The payout of AIP awards modestly above threshold corresponds to 2017 results that were impacted significantly by revenue volatility from certain of our largest communications and technology clients and reflects our continued focus on managing costs to maintain profitability. See “Elements of Executive Compensation—Annual Incentive Awards” below.
Our 2017 LTI awards also emphasized pay for performance and continued to be equally divided between PRSUs and time-based restricted stock units (“TRSUs”). Vesting of the 2017 PRSU awards will depend upon the achievement of annual adjusted EPS goals over the three-year period ending December 31, 2019, strengthening alignment with the interests of our shareholders. For prior-year PRSU awards, our named executive officers earned 82% of their 2015 PRSU awards based on our adjusted EPS performance over the three-year performance period ended December 31, 2017. Our outstanding 2016 PRSUs remain at risk and subject to achievement of the applicable adjusted EPS goals for the performance period ending December 31, 2018. See “Elements of Executive Compensation—Long-Term Equity Incentive Awards” below.
Compensation Policies and Practices. Consistent with our commitment to strong corporate governance, in January 2017, we voluntarily adopted a clawback policy that enables the Board to recoup cash and equity incentive compensation from executive officers in the event of a financial restatement. In addition, the Board has the right under the terms of our equity award agreements to cancel outstanding awards and recover realized gains if an executive engages in certain “detrimental activity” (as defined in the equity award agreements) while employed by the Company or within two years thereafter. We also maintain the following compensation policies and practices that reflect our pay-for-performance philosophy and support long-term shareholder value:

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Well-Balanced Compensation Program. The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

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Capped Incentive Award Opportunities. Our named executive officers’ incentive award opportunities are capped and the value of their awards is determined by performance with respect to performance metrics that promote long-term shareholder value. Incentive plan performance is adjusted to exclude the positive impact on earnings of share repurchase activity.

Notice of 2018 Annual Meeting and Proxy Statement 26

•
Multi-Year Vesting and Performance Periods. To enhance retention and alignment with shareholders’ interests, our long-term incentive awards are comprised of time-based and performance-based equity awards that vest over a three-year performance period and the majority of which remain at risk until the third year of the performance period.

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Independent Decision Makers. The Compensation and Benefits Committee (the “Committee”) is comprised solely of independent directors and works closely with an independent compensation consultant to monitor trends and best practices in executive compensation and make appropriate adjustments to our program to promote alignment with the interests of our shareholders.

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Competitive Compensation Program and Practices. The competitiveness of our executive compensation program is assessed by comparison to a group of peer companies that are comparable to us based on a variety of factors, including industry, revenue and market capitalization.

•
Double-Trigger Change of Control Benefits. Since 2015, our annual PRSU and TRSU grants to our named executive officers have been subject to “double-trigger” vesting in connection with a change of control (i.e., awards that remain outstanding following a change of control do not vest solely upon the change of control and require a qualifying termination of employment following the change of control). Our severance plan also requires a double-trigger for the payment of any change of control severance benefits.

•	No Excise Tax Gross-Ups. We do not provide our executive officers with excise tax gross-up protection for severance benefits.

•
Strong Share Ownership Guidelines. We maintain robust retention-based share ownership guidelines (five times base salary for our CEO and three times base salary for our other named executive officers) that strengthen alignment of named executive officer and shareholder interests.

•
Limited Perquisites. We provide our named executive officers with limited perquisites (supplemental disability and life insurance and a medical exam for U.S. executive officers) that are narrowly tailored to enhance our retention of talent over the long term.

•
Anti-Hedging and Anti-Pledging Policy. Under the Company’s Insider Trading Policy, our named executive officers are prohibited from pledging their Common Shares as collateral for a loan and from engaging in hedging transactions related to Company securities, including put and call options and short sales.

2017 Say-on-Pay Advisory Vote. As in previous years, shareholders continued to show strong support for our executive compensation program. Approximately 96% of the votes cast at our 2017 Annual Meeting of Shareholders voted to approve the compensation of our named executive officers. The Committee views this result as confirmation that our compensation program, with its emphasis on pay-for-performance and prudent governance practices, is structured and designed to achieve our stated goals. Based, in part, on the strong support of our shareholders, as reflected in the say-on-pay advisory vote results in recent years, the structure of our executive compensation program did not change materially for 2017. We once again urge our shareholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.
Compensation Philosophy and Process
Our Company’s long-term success is based on achieving key strategic, financial, customer and operational goals each year. To drive achievement of and align focus with these goals, our executive compensation program emphasizes pay-for-performance through variable or at-risk components that are designed to:

•
Align the interests of our executive officers with those of our shareholders by using equity incentive awards as a significant portion of our executives’ compensation and requiring executive officers to acquire and retain meaningful Common Share ownership under our share ownership guidelines.

•
Provide a strong link between pay and performance by weighting target total direct compensation opportunities toward performance-based incentive compensation that promotes achievement of annual performance with annual cash incentive awards and long-term business goals with multi-year PRSUs.

•
Attract and retain talented individuals by offering compensation opportunities that are competitive with those offered by firms with which we compete for executive talent and that are commensurate with each executive officer’s responsibilities, experience and demonstrated performance.

Notice of 2018 Annual Meeting and Proxy Statement 27

Peer Group and Benchmarking. The Committee believes that each element of our compensation program should remain competitive to retain and, as necessary, attract key executive talent. To achieve this objective, the Committee generally strives to establish a target total direct compensation opportunity (comprised of base salary, AIP award opportunity and LTI award opportunity) for each executive officer that is within approximately 15% of the median of competitive market data. This targeted range balances the goal of maintaining a competitive compensation program with Committee flexibility to make adjustments to the compensation opportunities for individual named executive officers to respond to market conditions, tenure in the position, individual performance or experience, and other relevant circumstances. The 2017 target total direct compensation opportunity approved by the Committee (or, in the case of the CEO, the independent members of the Board) for each of our named executive officers (other than Mr. Twomey who did not become an executive officer until October 2017) was within the targeted range of within 15% of the median of the competitive market data.
In considering the competitive environment, the Committee reviews compensation information disclosed by a peer group of comparably sized companies with which we compete for business and executive talent, as well as information derived from published survey data that compares the elements of each executive officer’s target total direct compensation to the market information for executives with similar roles. The Committee’s independent compensation consultant compiles this information for the Committee and size-adjusts the published survey data to reflect our revenue in relation to the survey participants to reflect more accurately the scope of responsibility for each executive officer.
The Committee, with input from its independent compensation consultant, annually reviews and selects the peer companies, which generally consist of publicly-traded customer management outsourcing firms, as well as companies that compete in similar industries, such as business process outsourcers and transaction processors. For 2017, the peer companies were selected primarily based upon the following criteria: (i) business operations subject to similar economic opportunities and pressures (e.g., demand for outsourced business solutions); (ii) revenue and market capitalization generally between 1/3 and 3 times our revenue and market capitalization; and (iii) competitors for executive talent. To identify a sufficient number of companies such that the data provided is adequate to reach reasonable and valid conclusions about the competitive market, the Committee considers potential peers that operate in the customer management sector, as well as related industries that are labor intensive and subject to similar economic pressures and opportunities. For 2017 compensation purposes, our peer group consisted of the following 14 companies:

Acxiom Corp.	Cognizant Technology Solutions Corp.	Sykes Enterprises Inc.
Alliance Data Systems Corp.	Corelogic, Inc.	TeleTech Holdings Inc.
Broadridge Financial Solutions, Inc.	DST Systems Inc.	Unisys Corp.
CA, Inc.	Fiserv Inc.	West Corporation
CACI International, Inc.	Genpact Ltd.
As disclosed in last year’s proxy statement, the 2017 peer group is consistent with the 2016 peer group. At the time the Committee approved the 2017 peer group in 2016, our trailing twelve month revenues approximated the 59th percentile of the 2017 peer group and our market capitalization approximated the 40th percentile of the 2017 peer group.
In November 2017, with the assistance of its independent compensation consultant, the Committee reviewed the above peer group and determined to remove West Corporation due to its acquisition by Apollo Global Management, as well as to replace CA, Inc., Cognizant Technology Solutions Corp. and Fiserv Inc. with Conduent Incorporated and MAXIMUS, Inc. to better complement the other companies currently included in the peer group and more closely align with the Committee’s selection criteria.
Independent Compensation Consultant. In 2017, the Committee retained FW Cook, an independent compensation consulting firm, to provide advice on executive compensation matters, including the types and levels of executive compensation and the competitiveness of our compensation programs as compared to our competitors for executive talent. FW Cook reports directly to the Committee and interacts with management at the Committee’s direction. The Committee and its chairperson have regular opportunities to meet with FW Cook in executive sessions without management present. The Committee reviewed the independence of FW Cook in 2017, including the specific factors set forth in Rule 10C-1 under the Exchange Act, and determined that FW Cook is independent and that FW Cook’s work for the Committee has not raised any conflicts of interest. In particular, FW Cook has no business relationship with the Company and did not provide any services to the Company other than the executive officer and non-employee director compensation consulting services provided to the Committee.
Role of Management. Our CEO and our Human Resources, Legal and Finance departments assist in the design of our incentive compensation plans, including performance target recommendations that support our strategic goals. The CEO attends Committee meetings at the Committee’s request and, for other executive officers, evaluates individual performance and makes recommendations to the Committee regarding base salary, annual incentive compensation opportunities and long-term incentive

Notice of 2018 Annual Meeting and Proxy Statement 28

compensation opportunities. The Committee regularly meets in executive session without the CEO or any members of management present.
Elements of Executive Compensation
Our executive compensation program consists of three main elements: base salary, annual cash incentive compensation and long-term equity incentive compensation. We emphasize long-term equity incentive compensation over annual cash incentive compensation to reinforce the importance of shareholder value creation over longer periods of time. The Committee also believes that a significant portion of executive compensation should be at risk (i.e. subject to performance-based or service vesting conditions or with a value dependent on the performance of our common shares) to align with the interests of our shareholders and support our pay-for-performance philosophy. The below charts show the portion of our Chief Executive Officer’s and the average of the other named executive officers’ 2017 target total direct compensation that was allocated to each component of direct compensation and the percentage of target total direct compensation that was at risk.

Chief Executive Officer		Other Named Executive Officers (Average)*

At-Risk Compensation	Target LTI Award Value	Target AIP Award	Base Salary
* For Mr. Twomey, the chart reflects the base salary, target AIP award value and target LTI award value approved by the Committee upon his promotion to an executive office role in October 2017. The target AIP and LTI award values did not take effect until 2018.

Base Salary. Base salaries are designed to attract and retain talent and reward named executive officers for their skills, experience and performance. Increases in base salaries are used to support our pay-for-performance philosophy by rewarding our named executive officers for their performance, continued growth in their roles and for taking on new responsibilities.
The Committee (or, in the case of the CEO, the independent members of the Board) approved the base salary increases shown below for Ms. Ayers, Mr. Valentine and Mr. Pontius, effective January 1, 2017, to maintain competitiveness with the comparative market data. Ms. Connelly’s base salary was not increased, because the Committee determined that her salary was appropriately competitive in the range of market data and that an increase to her variable, at-risk compensation opportunity would appropriately position her target total direct compensation relative to the median of the competitive market data. The annualized base salary of Mr. Twomey was established upon his promotion to an executive officer role in October 2017.

	Annual Base Salary		Year-Over Year % Change
	2017	2016
A. Ayers	$950,000	$925,000	2.7%
A. Valentine	$575,000	$500,000	15.0%
J. Pontius	$425,000	$390,000	9.0%
C. Twomey	$450,000	N/A	N/A
M. Connelly	$575,000	$575,000	—

Notice of 2018 Annual Meeting and Proxy Statement 29

Annual Incentive Awards. The AIP is an important component of our total cash compensation because it rewards our management for achieving annual financial, operational and individual results and is variable, at-risk compensation. In 2017, our executive officers (other than Mr. Twomey) earned cash AIP awards equal to 70% of their individual target award opportunities based on the achievement of adjusted operating income and revenue goals established by the Committee. The primary performance metric was adjusted operating income, which motivated management to focus on profitability, operating performance and disciplined capital deployment. The award opportunity for this performance metric was 0 to 150% of the target award. Revenue was used as an award modifier (from 0 to 50% of the target award) that could increase awards only if the threshold operating income goal was also achieved. In this way, the revenue modifier was designed to maintain executive officers’ focus on top line growth without sacrificing profitability.

Primary Performance Metric		Award Modifier Performance Metric (only if threshold goal for primary metric is met)
Adjusted Operating Income		Revenue
Goals	Award Opportunities	Goals	Award Opportunities
Threshold: $235 million Target: $263 million Maximum: $312 million	50% of Target Award 100% of Target Award 150% of Target Award	Threshold: $2,935 million Maximum: $3,135 million	1% of Target Award 50% of Target Award
Actual Performance: $246 million*		Actual Performance: $2,792 million
Earned Award: 70% of Target		Earned Award Modifier: 0% of Target
* See page 25 of our Annual Report on Form 10-K for a reconciliation of adjusted operating income to operating income, as reported. Adjusted operating income of $246 million excludes depreciation resulting from the fair value write-up of acquired property and equipment, integration expenses, amortization of acquired intangible assets, and restructuring charges associated with a company-wide initiative to reduce headcount and better align the Company’s resources.

Executive officers (other than Mr. Twomey) could earn between 0% and 200% of their target AIP awards based on the Company’s performance with respect to the adjusted operating income and revenue goals. The 2017 goals reflected the expected volatility with certain of the Company’s largest communications clients. The amount of each executive officer’s earned award was determined by reference to the officer’s individual target AIP opportunity, which was established by the Committee (or, in the case of the CEO, the independent members of the Board) at the start of the year and expressed as a percentage of base salary. As a result of achieving between threshold and target performance on our adjusted operating income goal and delivering revenue that fell below the revenue threshold goal, each named executive officer (other than Mr. Twomey) earned a 2017 AIP award equal to 70% of the applicable target AIP award as follows:

Name	Target AIP Opportunity (% Base Salary)	Target AIP Award ($)	AIP Award Opportunity Range (Threshold - Maximum) ($)	Actual AIP Award ($)
A. Ayers	110%	$1,045,000	$522,500 - $2,090,000	$731,500
A. Valentine	90%	$517,500	$258,750 - $1,035,000	$362,250
J. Pontius	60%	$255,000	$127,500 - $510,000	$178,500
M. Connelly	100%	$575,000	$287,500 - $1,150,000	$384,857*
* Ms. Connelly’s 2017 AIP award was prorated to reflect the number of days she was employed by Convergys through the date of her separation in December 2017.
The target AIP opportunities set forth in the above table were unchanged from 2016 for Ms. Ayers and Mr. Pontius. The target AIP opportunities for Mr. Valentine and Ms. Connelly were increased from 80% and 90%, respectively, to position their respective target annual incentive opportunities closer to the median of the competitive market data.
Mr. Twomey did not become an executive officer until October 30, 2017 and, therefore, did not participate in the AIP in 2017. Instead, Mr. Twomey was eligible to receive a cash incentive award for 2017 with a target value of $340,812 and an opportunity range of $127,805 (threshold) to $553,820 (maximum). He earned a 2017 cash incentive award of $438,794 based on the sales performance of his team. He will participate in the AIP for 2018 on the same basis as the other executive officers with a target award of $450,000.

Notice of 2018 Annual Meeting and Proxy Statement 30

Long-Term Equity Incentive Awards
2017 Long-Term Equity Incentive Awards. Our LTI awards are designed to reward our named executive officers for Company performance, drive sustainable, long-term growth for our Company and our shareholders, and reinforce retention. For 2017, the Committee continued to split each named executive officer’s LTI award equally between TRSUs and PRSUs.
The TRSUs foster employee share ownership, align the interests of management with those of our shareholders, and enhance retention by vesting over a multi-year vesting schedule. A significant portion of the TRSUs are at risk until the third anniversary of the grant date, as only 25% of the shares vest on each of the first and second anniversaries of the grant date and 50% of the shares vest on the third anniversary of the grant date.
The PRSUs provide our named executive officers with the opportunity to receive Common Shares based on the extent to which the Company achieves adjusted annual EPS goals over a three-year performance period. The multi-year adjusted EPS performance period balances the AIP’s one-year adjusted operating income and revenue performance measures with a longer-term focus on building and sustaining long-term shareholder value. The Committee’s approval of annual adjusted EPS goals at the beginning of each year of the three-year performance period promotes highly motivating and meaningful performance targets that properly reflect the Company’s growth and operating environment, which can change rapidly from year to year. For example, the 2017 adjusted EPS goals reflected the expected volatility with certain of the Company’s largest communications clients. Based on aggregate adjusted EPS performance for the three-year performance period ending December 31, 2019, the named executive officers are able to earn 50% to 200% of the target PRSU awards if performance exceeds the threshold goal; no shares are earned if performance is below the threshold level.
Each named executive officer’s 2017 LTI award opportunity is shown in the table below.

Name	Total Target Award Value	TRSUs		PRSUs
		Target Award Value	No. of Shares*	Target Award Value	No. of Target Shares*
A. Ayers	$3,800,000	$1,900,000	74,510	$1,900,000	74,510
A. Valentine	$1,200,000	$600,000	23,530	$600,000	23,530
J. Pontius	$570,000	$285,000	11,177	$285,000	11,177
C. Twomey**	$135,000	$67,500	2,835	$67,500	2,835
M. Connelly	$1,300,000	$650,000	25,491	$650,000	25,491
* The number of TRSUs and PRSUs granted is generally determined by reference to the average closing price of our Common Shares over a ten trading day measurement period established by the Committee to limit the impact of temporary price fluctuations. As a result, the target award values differ from the grant date fair values reported in the Summary Compensation Table and the Grant of Plan-Based Award Table, which are based on the closing price on the grant date.

** Mr. Twomey received his LTI award prior to becoming an executive officer and, as a result, his award was not specifically approved by the Committee.
In determining LTI award opportunities for our named executive officers, the Committee balances the goal of delivering competitive long-term incentive compensation with appropriate management of the dilutive impact and cost of issuing equity awards. The Committee also monitors the unvested TRSU and PRSU award opportunities for incomplete performance cycles to maintain appropriate retention values associated with outstanding awards. The total target award values shown above for Ms. Ayers, Mr. Valentine and Mr. Pontius reflect increases of approximately 11.8%, 20.0% and 26.7%, respectively, to their 2016 LTI award opportunities to recognize each officer’s performance and additional experience in his or her role, as well as to bring the LTI award opportunities closer to the median of the competitive market data. Ms. Connelly’s total target award value reflects a decrease of approximately 21.7% to her 2016 LTI award opportunity. This decreased award opportunity reflects an additional $360,000 that was included in her 2016 LTI target award opportunity in recognition of the expansion of her responsibilities in May 2015.
PRSU Performance Periods
The below table summarizes the adjusted EPS performance goals and performance through December 31, 2017 for each of the PRSU performance periods during 2017: the 2015 - 2017 performance period for the PRSUs granted in 2015; the 2016 - 2018 performance period for the PRSUs granted in 2016; and the 2017 - 2019 performance period for the PRSUs granted in 2017. A description of performance through December 31, 2017 for each performance period is located below the table.

Notice of 2018 Annual Meeting and Proxy Statement 31

	2015 - 2017 Performance Period
		2016 - 2018 Performance Period
			2017 - 2019 Performance Period
	2015 Adjusted EPS	2016 Adjusted EPS	2017 Adjusted EPS	2018 Adjusted EPS	2019 Adjusted EPS	Total Adjusted 2015-2017 EPS	Total Adjusted 2016-2018 EPS	Total Adjusted 2017-2019 EPS	Award Opportunity
Threshold Goal	$1.56	$1.77	$1.73			$5.06			50% of Target
Target Goal	$1.70	$1.93	$1.92			$5.55			100% of Target
Maximum Goal	$2.30	$2.60	$2.59			$7.49			200% of Target
Actual Performance*	$1.73	$1.81	$1.83			$5.37			82% of Target
* Adjusted EPS, as presented, reflects adjusted EPS as reported in our Annual Reports on Form 10-K, as further adjusted to exclude the effect of share repurchases ($(0.04), $(0.03) and $(0.03) in 2017, 2016 and 2015, respectively). See pages 28, 27 and 23, respectively, of our Annual Reports on Form 10-K for the years ended December 31, 2017, 2016 and 2015, which have been filed with the SEC, for a reconciliation of as reported adjusted EPS to EPS. As reported adjusted EPS for 2017 excludes depreciation resulting from the fair value write-up of acquired property and equipment, integration expenses, amortization of acquired intangible assets, non-cash pension settlement charges, the net impact of the adoption of the Tax Cuts and Jobs Act, and restructuring charges associated with a company-wide initiative to reduce headcount and better align the Company’s resources.

2015 - 2017 Performance Period. Based on our performance against the goals approved by the Committee at the beginning of each year, our named executive officers earned 82% of the PRSUs granted as part of their 2015 LTI awards. Vesting of the 2015 PRSUs was based on cumulative adjusted EPS performance for the three-year performance period ended December 31, 2017, as shown in the table above. As a result of this performance, our named executive officers earned the following number of Common Shares, representing 82% of the target number of shares: Ms. Ayers, 54,375; Mr. Valentine, 18,334; Mr. Pontius, 5,192; Mr. Twomey, 2,505; and Ms. Connelly, 24,243. The vesting of Ms. Connelly’s 2015 PRSU award was prorated to reflect the number of months she was employed by Convergys during the three-year performance period through the date of her separation in December 2017.
2016 - 2018 Performance Period. During the first two years of the performance period for the PRSUs granted in 2016, the Company’s adjusted EPS performance was between threshold and target for 2016 and 2017, as shown above. The performance goals and actual performance for the third year of the performance period will be disclosed following the conclusion of the fiscal year, as annual performance goals are not approved until the beginning of the applicable fiscal year. These PRSUs remain at risk and will vest, if at all, based on our cumulative adjusted EPS performance compared to the cumulative adjusted EPS goals for the 2016 - 2018 performance period, as well as achievement of the applicable Section 162(m) performance goal set forth under “Other Compensation Policies—Tax and Accounting Considerations.”
2017 - 2019 Performance Period. During the first year of the performance period for the PRSUs granted in 2017, the Company’s adjusted EPS performance was between threshold and target, as shown above. The performance goals and actual performance for the second and third years of the performance period will be disclosed following the conclusion of each fiscal year, as annual performance goals are not approved until the beginning of the applicable fiscal year. These PRSUs remain at risk and will vest, if at all, based on our cumulative adjusted EPS performance compared to the cumulative adjusted EPS goals for the 2017 - 2019 performance period, as well as achievement of the applicable Section 162(m) performance goal set forth under “Other Compensation Policies—Tax and Accounting Considerations.”
Retirement Benefits. Executive officers are eligible to participate in our 401(k) Plan and our Executive Deferred Compensation Plan, a non-qualified savings plan that enables participants to defer compensation in excess of the limits that apply to the 401(k) Plan. Both plans provide for matching contributions by the Company and are provided as part of a competitive executive compensation program that the Committee believes is necessary to attract and retain executive talent critical to our success. See “Non-Qualified Deferred Compensation.”
Effective April 1, 2008, the Company’s U.S. qualified pension plan and non-qualified excess benefit plan were frozen. No additional benefits have accrued to any of our named executive officers under these plans since March 31, 2008. See “Pension Benefits.”

Notice of 2018 Annual Meeting and Proxy Statement 32

Perquisites and Other Personal Benefits. Perquisites and personal benefits are not a significant component of our executive compensation program. The named executive officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental, vision and life insurance, but receive limited perquisites. In 2017, the Company provided U.S. executive officers with disability benefits in excess of those provided to employees generally, supplemental executive life insurance equal to three times base salary, with a gross-up for the imputed taxes on those life insurance benefits, and an annual medical exam. The Committee believes that the use of these limited perquisites helps us attract and retain talented executives, enables our executive officers to devote more time to our business and, in the case of the medical exam, promotes early detection of health issues that may affect key individuals on whom our business depends.
Employment Agreements and Post-Termination Benefits. Although we do not have employment agreements with any of our named executive officers who are U.S. nationals, consistent with general practice in the United Kingdom, our U.K. subsidiary has an employment agreement with Mr. Twomey, who is a U.K. national. In addition to participation in compensation programs that are consistent with those provided to our other executive officers, Mr. Twomey’s employment agreement provides him with certain benefits related to his expatriate assignment in the United States, including reimbursement for housing and car expenses in the United States, tax equalization payments to avoid adverse tax consequences of the expatriate assignment, and tax preparation and destination assistance services.
The Committee believes that severance benefits are necessary for the retention of highly skilled executive officers, and we maintain the 2012 Convergys Corporation Senior Executive Severance Pay Plan (the “Severance Plan”) to provide consistent severance benefits for similarly situated executives. The Severance Plan also provides our executive officers with severance benefits in connection with a qualified termination following a change of control (i.e., “double-trigger” vesting) to limit distractions and conflicting incentives if executives are presented with decisions regarding a change of control transaction. The Committee believes that the change of control severance protections promote retention of senior officers and continuity of management in the event of a change of control and encourage executive officers to support value-maximizing corporate transactions that could result in their personal job loss. As a non-U.S. employee, Mr. Twomey does not participate in the Severance Plan, but his employment agreement entitles him to the same severance benefits as the other executive officers as if he were a participant in the Severance Plan. See “Potential Payments upon Termination or in Connection with a Change of Control—Severance Plan.”
Other Compensation Policies
Share Ownership Guidelines. The Committee believes that executive officers should have a significant equity interest in the Company to provide a direct incentive for management to build and sustain long-term shareholder value. Accordingly, to promote equity ownership and further align the interests of management with those of our shareholders, named executive officers are required to hold a minimum number of Common Shares (excluding vested and unvested stock options and unvested PRSUs) as follows:

Position	Share Ownership Guideline
	Multiple of Base Salary	Dollar Amount (base salaries as of 12/31/2017)	No. of Shares (12/29/2017 share price)
Chief Executive Officer	5x	$4,750,000	202,128
Other named executive officers	3x	$1,518,750 (average)	64,628 (average)
Ms. Ayers and Mr. Valentine have exceeded the applicable ownership requirement and, prior to her separation from the Company in December 2017, Ms. Connelly had exceeded the applicable ownership requirement. Messrs. Pontius and Twomey, who were promoted to executive officer roles in July 2015 and October 2017, respectively, are making progress toward achieving the applicable ownership requirement but have not had sufficient time in their roles to meet the requirement. Under our share ownership guidelines, they are required to retain 50% of Common Shares earned through the vesting of TRSUs and PRSUs (net of shares withheld to pay taxes) until they have met the applicable requirement.
Clawback and Recoupment Policies. In January 2017, the Board adopted a clawback policy that enables the Committee to recoup cash and equity incentive compensation granted to or earned by our named executive officers during the three-year period preceding a material restatement of the Company’s financial statements. The recoupment may be achieved by the payment or reimbursement of cash, the forfeiture of outstanding Common Shares, the cancellation of outstanding equity awards, or as otherwise deemed appropriate by the Committee.

Notice of 2018 Annual Meeting and Proxy Statement 33

We also maintain a recoupment policy that subjects each named executive officer’s long-term incentive awards to forfeiture or repayment if the officer engages in detrimental activity while employed by the Company or within two years thereafter. “Detrimental activity” includes (i) disclosing the Company’s proprietary, confidential or trade secret information; (ii) becoming involved in a directly competitive business activity with the Company; (iii) interfering with, or attempting to divert or change, the Company’s relationships with any person or entity; (iv) failing to disclose and assign to the Company ideas, inventions, discoveries and other developments conceived during employment that are within the scope of or related to the Company’s business activities; (v) disparaging or acting in a manner that may damage the Company’s business or would adversely affect the Company’s goodwill, reputation or business relationships; (vi) inducing any employee to terminate his or her employment relationship with the Company; or (vii) taking or retaining Company property without authorization.
If and when the SEC and the NYSE adopt final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will consider amendments to the above policies to align with the final rules. Our equity award agreements currently provide that the awards are subject to recoupment under any such policy we may adopt or amend in the future.
Timing of Equity Awards. Generally, we do not grant equity awards during regularly scheduled quarterly blackout windows or in anticipation of the release of material, nonpublic information. If the Committee or the Board approves an equity award at such a time, the grant date is deferred until following the release of our quarterly earnings or the disclosure of such nonpublic information. This practice avoids potential undue windfalls that may arise if equity grants are made shortly prior to the release of material non-public information. Annual equity grants to our executive officers are typically made following the release of our annual earnings in February; officers that are hired, promoted or have a meaningful increase in scope of responsibilities following the annual grant may be eligible to receive a subsequent award that reflects the newly held position or change in scope of responsibilities. Equity grants that are intended to be performance-based compensation have historically been established annually by the Committee within the first 90 days of the calendar year to comply with the requirements for performance-based compensation under Section 162(m) of the Code and to allocate the accounting expense appropriately.
Anti-Hedging and Anti-Pledging Policy. To promote alignment with the interests of our shareholders, under the Company’s Insider Trading Policy, our named executive officers are prohibited from pledging their Common Shares as collateral for a loan and from engaging in hedging transactions related to Company securities, including put and call options and short sales.
No Tax Gross-Up for Change of Control. We are not party to any arrangements or agreements that require us to gross up executive officer taxes under Sections 280G and 4999 of the Code. Under the Severance Plan, in the event that any payments or benefits to a named executive officer in connection with a change of control would be subject to the excise tax, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by the named executive officer on an after-tax basis.
Tax and Accounting Considerations. Although we consider the impact of tax and accounting consequences when developing and implementing our executive compensation programs, the Committee retains flexibility to make compensation decisions in its discretion regardless of the tax or accounting treatment.
Prior to 2018, under Section 162(m) of the Code, certain compensation of a “covered employee” in excess of $1 million annually was deductible for federal income tax purposes if it qualified as “performance-based compensation.” Accordingly, we previously structured our AIP and PRSU awards as deductible performance-based compensation under Section 162(m). In January of each year, the Committee established a maximum AIP award opportunity and a maximum PRSU award opportunity for each of our named executive officers for the respective annual and three-year performance periods beginning January 1 of such year, as well as a Section 162(m) performance goal for such annual and three-year periods. If the applicable Section 162(m) performance goal was met for the relevant annual or three-year performance period, the Committee exercised negative discretion to reduce each named executive officer’s earned AIP or PRSU award based on the Company performance measures described above under “Elements of Executive Compensation—Annual Incentive Awards” and “Elements of Executive Compensation—Long-Term Equity Incentive Awards.” If the applicable Section 162(m) performance goal was not met for the relevant annual or three-year performance period, the named executive officers did not earn an AIP or PRSU award for such performance period.

Notice of 2018 Annual Meeting and Proxy Statement 34

As a result of changes to Section 162(m) of the Code adopted as part of the Tax Cuts and Jobs Act in December 2017, compensation paid to covered employees generally will not be deductible in 2018 or future years to the extent that it exceeds $1 million. Although the performance-based compensation exemption under Section 162(m) has been repealed, under transition relief provisions, we believe that the exclusion will remain available for certain awards granted prior to November 2, 2017 (i.e. our 2017 AIP and our 2015, 2016 and 2017 PRSUs), provided that the requirements of Section 162(m) under prior law are otherwise satisfied. However, due to uncertainties regarding the scope of the transition relief, there can be no guarantee that any compensation paid to our covered employees will be or remain exempt from Section 162(m) of the Code or that we will be able to deduct annual compensation in excess of $1 million paid to any of our covered employees.
Below is a summary of the Section 162(m) performance goals for the 2017 AIP awards and the PRSUs granted in each of 2015, 2016 and 2017, as well as actual performance for the 2017 AIP and 2015 PRSU performance periods.

	2017 AIP	2015 PRSUs	2016 PRSUs	2017 PRSUs
Performance Metric*	EBITDA	EBITDA	EBITDA	EBITDA
Performance Period	January 1, 2017 - December 31, 2017	January 1, 2015 - December 31, 2017	January 1, 2016 - December 31, 2018	January 1, 2017 - December 31, 2019
Section 162(m) Goal	$100 million	$300 million	$300 million	$300 million
Actual Performance	$332 million	$1,050 million
Goal Achieved	✓	✓
* See page 29 of our Annual Report on Form 10-K for a reconciliation of EBITDA to Income from Continuing Operations, net of tax, for each of 2017, 2016 and 2015.

Notice of 2018 Annual Meeting and Proxy Statement 35

2017 SUMMARY COMPENSATION TABLE
The following table presents the compensation paid to, or earned by, each of our named executive officers for the fiscal year ended December 31, 2017 and the two prior fiscal years (if the individual was a named executive officer for such years):

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value(4)	All Other Compensation(5)	Total
Andrea J. Ayers President and Chief Executive Officer	2017	$950,000	$3,382,754	$731,500	$35,477	$64,250	$5,163,981
	2016	$925,000	$3,820,670	$569,800	$24,413	$61,557	$5,401,440
	2015	$900,000	$2,930,946	$891,000	—	$60,433	$4,782,379
Andre S. Valentine Chief Financial Officer	2017	$575,000	$1,068,262	$362,250	$38,147	$45,782	$2,089,441
	2016	$500,000	$1,123,770	$224,000	$27,108	$44,794	$1,919,672
	2015	$480,000	$988,224	$324,000	—	$45,710	$1,837,934
Jarrod B. Pontius General Counsel and Chief Administrative Officer	2017	$425,000	$507,436	$178,500	—	$27,876	$1,138,812
	2016	$390,000	$505,675	$131,040	—	$25,306	$1,052,021
	2015	$288,863	$289,968	$135,296	—	$16,735	$730,862
Cormac J. Twomey Chief Commercial Officer	2017	$358,496	$385,006	$438,794	—	$39,325	$1,221,621
Marjorie M. Connelly Former Chief Operating Officer	2017	$549,795	$1,157,292	$384,857	—	$1,506,421	$3,598,365
	2016	$575,000	$1,855,969	$289,800	—	$28,350	$2,749,119
	2015	$545,616	$1,361,890	$388,125	—	$13,673	$2,309,304

(1)
The amounts shown in the Salary column reflect the actual amounts earned by each named executive officer during the applicable fiscal year. Mr. Twomey’s base salary was paid in British pounds and converted to the U.S. dollar amount shown in the table by using the year-end exchange rate of 1 GBP to $1.3521.

(2)
The amounts shown in the Stock Awards column for 2017 reflect the aggregate fair values of the PRSU awards and TRSU awards granted to our named executive officers in 2017, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The values of the TRSU awards were calculated using the closing price of our Common Shares on the grant date, and the values of the PRSU awards were based on the probable outcome of the applicable performance conditions as of the service inception date (i.e., at target). The actual values of the PRSU awards earned may be higher or lower depending on actual performance during the performance period and the fair value of our Common Shares at the end of the applicable performance period. The grant date fair values of the named executive officers’ 2017 PRSUs awards, assuming achievement of the maximum performance level, would be: Ms. Ayers, $3,382,754; Mr. Valentine, $1,068,262; Mr. Pontius, $507,436; Mr. Twomey, $135,002; and Ms. Connelly, $1,157,292. Ms. Connelly forfeited her 2017 PRSU award and her 2017 TSRU award in connection with her separation from the Company in December 2017.

(3)
The amounts shown in the Non-Equity Incentive Plan Compensation column for 2017 reflect the named executive officers’ 2017 cash AIP awards (other than for Mr. Twomey, who did not become an executive officer until October 30, 2017, and earned a cash incentive award for 2017 based on the sales performance of his team). Mr. Twomey’s cash incentive award was paid in British pounds and converted to the U.S. dollar amount shown in the table by using the year-end exchange rate of 1 GBP to $1.3521. Ms. Connelly’s 2017 cash AIP award was prorated based on days served during 2017 in connection with her separation from the Company on December 15, 2017.

(4)
The increases in pension value shown in the Change in Pension Value column for 2017 for Ms. Ayers and Mr. Valentine primarily reflect a reduction of the discount rate from 4.02% to 3.53%. Mr. Pontius, Mr. Twomey and Ms. Connelly are not eligible to participate in the Pension Plan or the Company’s non-qualified excess pension plan. The assumptions used to calculate the changes in pension values are described in Note 1 to the Pension Benefits table below. The Company does not provide for above-market or preferential earnings on non-qualified deferred compensation.

(5)	The amounts shown in the All Other Compensation column for 2017 include the following:

	Company Contributions to Defined Contribution Plans(a)	Executive Life Insurance Premiums(b)	Taxes on Executive Life Insurance Benefit(c)	Executive Long-Term Disability Premiums(d)	Perquisites and Other Personal Benefits(e)	Separation Benefits(f)	Total
A. Ayers	$42,746	$7,230	$11,709	$2,565	—	—	$64,250
A. Valentine	$31,845	$4,589	$7,432	$1,916	—	—	$45,782
J. Pontius	$22,188	$1,795	$2,908	$985	—	—	$27,876
C. Twomey	$39,325	—	—	—	—	—	$39,325
M. Connelly	$30,971	$5,941	$9,645	$4,548	—	$1,455,316	$1,506,421

(a)
Represents matching contributions made to the named executive officers’ Executive Deferred Compensation Plan and 401(k) Plan accounts, except for the amount shown for Mr. Twomey, which represents a Company contribution to Mr. Twomey’s account under the Company’s defined contribution plan in the United Kingdom.

(b)	Represents group term life insurance premiums paid on behalf of the named executive officers.

(c)	Represents the payment of taxes incurred by the named executive officers in connection with the group term life insurance benefit.

(d)	Represents supplemental long-term disability premiums paid on behalf of the named executive officers.

(e)
The only perquisite or other personal benefit provided to each of Ms. Ayers, Mr. Valentine, Mr. Pontius and Ms. Connelly in 2017 was a medical examination, the value of which was less than $10,000. In 2017, Mr. Twomey received a car allowance prior to his appointment as an executive officer, the value of which was less than $10,000. Under Mr. Twomey’s employment agreement, he will be entitled to certain benefits in 2018 related to his

Notice of 2018 Annual Meeting and Proxy Statement 36

expatriate assignment in the United States, including reimbursement for housing and car expenses in the United States, tax equalization payments to avoid adverse tax consequences of the expatriate assignment, and tax preparation and destination assistance services.

(f)
Represents amounts paid or accrued in connection with Ms. Connelly’s separation from the Company, including a separation payment equal to one year of base salary ($575,000) plus her target AIP award for 2017 ($575,000), and the value of her prorated February 2015 TRSU award ($305,316), including dividend equivalents, which vested upon separation. Ms. Connelly’s 2015 PRSU award also vested on a prorated basis in connection with her separation but is not included in this table as the award remained subject to the satisfaction of performance criteria. See “Potential Payments upon Termination or Change of Control—Ms. Connelly’s Separation.”

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2017
The following table provides additional information relating to grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2017:

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock(4)	Grant Date Fair Value of Stock Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. Ayers
2017 AIP			$522,500	$1,045,000	$2,090,000
2017 LTI PRSUs	2/27/2017	1/25/2017				37,255	74,510	149,020		$1,691,377
2017 LTI TRSUs	2/27/2017	1/25/2017							74,510	$1,691,377
A. Valentine
2017 AIP			$258,750	$517,500	$1,035,000
2017 LTI PRSUs	2/27/2017	1/25/2017				11,765	23,530	47,060		$534,131
2017 LTI TRSUs	2/27/2017	1/25/2017							23,530	$534,131
J. Pontius
2017 AIP			$127,500	$255,000	$510,000
2017 LTI PRSUs	2/27/2017	1/25/2017				5,589	11,177	22,354		$253,718
2017 LTI TRSUs	2/27/2017	1/25/2017							11,177	$253,718
C. Twomey
2017 Cash Incentive			$127,805	$340,812	$553,820
2017 LTI PRSUs	8/14/2017	1/25/2017				1,418	2,835	5,670		$67,501
2017 LTI TRSUs	5/15/2017	1/25/2017							10,365	$250,004
2017 LTI TRSUs	8/14/2017	1/25/2017							2,835	$67,501
M. Connelly
2017 AIP			$287,500	$575,000	$1,150,000
2017 LTI PRSUs	2/27/2017	1/25/2017				12,746	25,491	50,982		$578,646
2017 LTI TRSUs	2/27/2017	1/25/2017							25,491	$578,646

(1)
Reflects the date on which the Compensation and Benefits Committee of the Board (or, in the case of the CEO, the independent members of the Board) took action to approve the corresponding equity award. Mr. Twomey’s equity awards were granted when he was not an executive officer and were approved by the CEO pursuant to delegated authority approved by the Compensation and Benefits Committee on January 25, 2017. For all grants to executive officers specifically approved by the Compensation and Benefits Committee on January 25, 2017, the grant date was February 27, 2017, the Monday of the first week following the release of the Company’s quarterly earnings.

(2)
Represents the target, threshold and maximum AIP award opportunities for 2017 for each named executive officer (other than Mr. Twomey who did not become an executive officer until October 30, 2017 and was eligible to receive a cash incentive award for 2017 based on the sales performance of his team). The 2017 AIP awards earned for 2017 performance by each named executive officer (other than Mr. Twomey) and the 2017 cash incentive award earned by Mr. Twomey are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Twomey’s cash incentive award opportunity was denominated in British pounds and converted to the U.S. dollar amounts shown in the table by using the year-end exchange rate of 1 GBP to $1.3521.

(3)
Represents the target, threshold and maximum number of shares underlying the PRSUs granted to each named executive officer as part of the 2017 LTI awards. The actual number of shares earned by each NEO will depend on the achievement of our adjusted EPS goals under the 2017 LTI over the three-year performance period ending December 31, 2019.

(4)
Represents the number of TRSUs granted to each named executive officer as part of the 2017 LTI awards. Mr. Twomey received an additional TRSU award in May 2017 (prior to becoming an executive officer) for retention purposes. The TRSUs vest in three installments: 25% on each of the first and second anniversaries of the grant date and the remaining 50% on the third anniversary of the grant date.

(5)
Reflects the fair values of the PRSU awards and TRSU awards granted in 2017, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The values of the TRSU awards were calculated using the closing price of our Common Shares on the applicable grant date, and the values of the PRSU awards were based on the probable outcome, as of the service inception date, of achievement of the performance criteria at the target level. The actual value of earned awards may differ from the reported grant date fair value depending on the fair value of our Common Shares at the time earned shares are distributed and, in the case of PRSU awards, on actual performance through the end of the performance period.

Notice of 2018 Annual Meeting and Proxy Statement 37

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of December 31, 2017:

	Option Awards			Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(1) ($)
A. Ayers				162,061(3)	$3,808,434
				54,375(4)	$1,277,813
						147,036	$3,455,346
A. Valentine	15,990	$12.79	2/10/2022
	15,000	$13.76	2/04/2021
				50,708(3)	$1,191,638
				18,334(4)	$430,849
						44,862	$1,054,257
J. Pontius				21,544(3)	$506,284
				5,192(4)	$122,012
						20,776	$488,236
C. Twomey				16,651(3)	$391,299
				2,505(4)	$58,868
						5,398	$126,853
M. Connelly(5)				24,243(4)	$569,711

(1)
The market value of unvested TRSUs and PRSUs was determined by multiplying the number of units shown by $23.50, the closing price of our Common Shares on December 29, 2017, the last trading day of 2017.

(2)
Includes PRSUs granted in 2016 and 2017 that vest based on the satisfaction of performance criteria during the three-year performance periods ending December 31, 2018 and December 31, 2019, respectively. The number of shares included for the 2016 PRSUs and the 2017 PRSUs assumes target payout based on above-threshold performance through December 31, 2017. The actual number of shares that vest will be determined following the conclusion of the applicable performance period.

(3)
Reflects the aggregate unvested portion of the following TRSU grants, which vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date:

Grant Date	A. Ayers	A. Valentine	J. Pontius	C. Twomey
February 23, 2015	66,311	22,358	3,055	3,055
August 10, 2015	—	—	3,277	—
March 1, 2016	72,526	21,332	9,599	2,563
February 27, 2017	74,510	23,530	11,177	—
May 15, 2017	—	—	—	10,365
August 14, 2017*	—	—	—	2,835
Total TRSU Grants	213,347	67,220	27,108	18,818
Previously Vested	51,286	16,512	5,564	2,167
Remaining Unvested	162,061	50,708	21,544	16,651
* Reflects mid-year timing of 2017 TRSU awards to eligible non-executive officer employees.

(4)
Reflects the number of shares earned by each named executive officer pursuant to the 2015 PRSU awards, based on achievement of the performance criteria for the three-year performance period ended December 31, 2017, which PRSUs vested in February 2018 following the Committee’s certification of achievement of the applicable performance criteria at 82% of target. Ms. Connelly’s 2015 PRSU award was prorated based on months served during the performance period in connection with her separation from the Company on December 15, 2017.

(5)
In connection with Ms. Connelly’s separation from the Company in December 2017, she forfeited her 2016 and 2017 PRSU awards and her May 2015, March 2016 and February 2017 TRSU awards. Her February 2015 TRSU award vested on a prorated basis based on months served prior to her separation.

Notice of 2018 Annual Meeting and Proxy Statement 38

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2017
The following table sets forth information regarding stock options exercised by our named executive officers and TRSUs and PRSUs held by our named executive officers that vested during the fiscal year ending December 31, 2017:

	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
A. Ayers	—	—	120,260	$2,924,066
A. Valentine	—	—	39,376	$957,838
J. Pontius	—	—	10,159	$242,222
C. Twomey	—	—	14,448	$311,062
M. Connelly	—	—	34,042	$785,546

(1)
If the named executive officer used share withholding to satisfy the tax obligations with respect to the vesting of TRSUs or PRSUs, the number of shares acquired was less than the amount shown. The number of shares acquired and the value realized have not been reduced to reflect the payment of any tax obligation.

(2)
The value realized on vesting is based on the closing price of our Common Shares on the applicable vesting date and excludes the value of the following accrued cash dividend equivalents on the vested shares: Ms. Ayers, $96,429; Mr. Valentine, $31,807; Mr. Pontius, $7,737; Mr. Twomey, $12,859; and Ms. Connelly, $25,671.

PENSION BENEFITS
The following table sets forth information, as of December 31, 2017, regarding the present value of the benefits that are expected to be paid to our named executive officers under each of the Company’s qualified and non-qualified pension plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
A. Ayers	Pension Plan	27	$260,876	—
	Non-Qualified Excess Pension Plan	27	$39,106	—
A. Valentine	Pension Plan	20	$260,152	—
	Non-Qualified Excess Pension Plan	20	$69,041	—
J. Pontius	—	—	—	—
C. Twomey	—	—	—	—
M. Connelly	—	—	—	—

(1)
The present value of accumulated benefit was determined using a discount rate of 3.53% and assuming a 63% lump sum payment distribution at age 65 (the normal retirement age specified in the Pension Plan).

Certain U.S.-resident employees of the Company hired prior to April 1, 2007 participate in the Pension Plan, a cash-balance pension plan. Effective April 1, 2008, the Pension Plan was frozen with no additional pension credits accruing for eligible employees. At the end of each year, active participants’ accounts are credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, or a joint and survivor annuity.
The Company’s non-qualified excess pension plan provides a pension benefit to employees, including Ms. Ayers and Mr. Valentine, whose pension benefit under the Pension Plan is reduced or capped due to Internal Revenue Service limitations. Benefits are paid in ten annual installments or, if less, the number of annual installments (rounded up) equal to the value of the benefits divided by $50,000, commencing six months after a participant’s separation from service.
Mr. Pontius, Mr. Twomey and Ms. Connelly are not eligible to participate in the Pension Plan or the Company’s non-qualified excess pension plan.

Notice of 2018 Annual Meeting and Proxy Statement 39

NON-QUALIFIED DEFERRED COMPENSATION
The following table sets forth information regarding changes in the named executive officers’ non-qualified deferred compensation plan accounts during the fiscal year ended December 31, 2017.

	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
A. Ayers	$189,808	$32,146	$128,408	—	$987,109
A. Valentine	$114,937	$21,245	$277,405	—	$1,452,258
J. Pontius	$34,205	$11,588	$7,544	—	$87,739
C. Twomey	—	—	—	—	—
M. Connelly	$30,716	$20,371	$13,126	—	$91,783

(1)
Of the amounts shown in the Executive Contributions in Last Fiscal Year column, the following amounts are reported as 2017 compensation in the Salary column of the Summary Compensation Table in this Proxy Statement: Ms. Ayers, $189,808; Mr. Valentine, $85,817; Mr. Pontius, $21,101; and Ms. Connelly, $30,716. The remaining $29,120 for Mr. Valentine and $13,104 for Mr. Pontius represents a portion of their 2016 AIP awards, which were reported as 2016 compensation in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
All of the amounts shown in the Company Contributions in Last Fiscal Year column are reported as 2017 compensation in the All Other Compensation column of the Summary Compensation Table in this Proxy Statement.

(3)
None of the amounts shown in the Aggregate Earnings in Last Fiscal Year column is reported as 2017 compensation in the Summary Compensation Table in this Proxy Statement because the amounts do not reflect above-market or preferential earnings.

(4)
Of the amounts shown in the Aggregate Balance at Last Fiscal Year-End column, the following amounts were reported as compensation in the Summary Compensation Table for fiscal years prior to 2017: Ms. Ayers, $501,086; Mr. Valentine, $338,022; Mr. Pontius, $42,785; and Ms. Connelly, $25,852.

The Executive Deferred Compensation Plan permits executives to defer receipt of up to 75% of their base salary and hire or retention bonuses and up to 100% of their annual incentive compensation. The Company matches up to 100% of the first 3% of a participant’s deferred amounts and 50% of a participant’s next 2% of deferred amounts (reduced by the Company match eligible to be received under the 401(k) Plan). Deferred amounts are paid to participants in accordance with the Executive Deferred Compensation Plan and the participants’ distribution elections.

Notice of 2018 Annual Meeting and Proxy Statement 40

POTENTIAL PAYMENTS UPON TERMINATION OR IN CONNECTION WITH A CHANGE OF CONTROL
Our Severance Plan, employment agreement with Mr. Twomey, and equity incentive plan and award agreements require us to pay or provide compensation and benefits to our named executive officers in the event of certain terminations of employment or in connection with a change of control of the Company. The following table summarizes the estimated amounts that would be payable or provided to each named executive officer (other than Ms. Connelly) upon the occurrence of each of these events, assuming the event occurred on December 31, 2017. The amounts in the table do not include compensation and benefits that a named executive officer had earned prior to, or as of, December 31, 2017, such as equity awards that previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs. The actual amounts payable to a named executive officer upon a termination of employment or in connection with a change of control can be determined only at the time a triggering event occurs. As a non-U.S. employee, Mr. Twomey does not participate in the Severance Plan, but his employment agreement entitles him to the same severance benefits as the other executive officers as if he were a participant.
Subsequent to December 31, 2017, the Company entered into a Separation and Consulting Agreement with Ms. Ayers and amended the severance benefits payable to Mr. Pontius and Mr. Twomey upon a termination without cause and a termination for good reason that is not in connection with a change of control. Except where noted, the following table does not reflect the amounts that would be payable to these named executive officers upon a termination as of the date of this Proxy Statement. See “—Severance Plan” and “—Ms. Ayers’ Separation and Consulting Agreement” below.

	Cash Severance(1)	TRSUs(2)	PRSUs(3)	Supplemental Long-Term Disability(4)	Life Insurance Benefit(4)	Health and Welfare and Other Benefits(5)	Total
Disability
A. Ayers	—	$2,286,352	$3,393,319	$1,095,804	—	$5,000	$6,780,475
A. Valentine	—	$720,359	$1,080,975	$787,609	—	$14,071	$2,603,014
J. Pontius	—	$275,088	$399,085	$850,897	—	$5,000	$1,530,070
C. Twomey	—	$132,739	$138,823	—	—	—	$271,562
Death
A. Ayers	—	$2,286,352	$3,393,319	—	$2,550,000	—	$8,229,671
A. Valentine	—	$720,539	$1,080,975	—	$1,725,000	—	$3,526,514
J. Pontius	—	$275,088	$399,085	—	$1,275,000	—	$1,949,173
C. Twomey	—	$132,739	$138,823	—	$1,800,000	—	$2,071,562
Termination without Cause
A. Ayers	$3,990,000	$2,286,352	$3,100,290	—	—	$30,000	$9,406,642
A. Valentine	$2,185,000	$720,359	$982,186	—	—	$48,142	$3,935,687
J. Pontius(6)	$680,000	$275,088	$371,187	—	—	$25,000	$1,351,275
C. Twomey(6)	$790,812	$132,739	$125,321	—	—	—	$1,048,872
Termination for Good Reason
A. Ayers	$3,990,000	—	—	—	—	$30,000	$4,020,000
A. Valentine	$2,185,000	—	—	—	—	$48,142	$2,233,142
J. Pontius(6)	$680,000	—	—	—	—	$25,000	$705,000
C. Twomey(6)	$790,812	—	—	—	—	—	$790,812
Change of Control(7)
A. Ayers	—	—	—	—	—	—	—
A. Valentine	—	—	—	—	—	—	—
J. Pontius	—	—	—	—	—	—	—
C. Twomey	—	—	—	—	—	—	—
Termination without Cause or for Good Reason in connection with a Change of Control(7)
A. Ayers	$3,990,000	$3,912,559	$5,166,009	—	—	$30,000	$13,098,568
A. Valentine	$2,185,000	$1,224,392	$1,628,109	—	—	$48,142	$5,085,643
J. Pontius	$1,360,000	$519,051	$654,658	—	—	$30,000	$2,563,709
C. Twomey	$1,581,624	$398,003	$204,317	—	—	—	$2,183,944

Notice of 2018 Annual Meeting and Proxy Statement 41

(1)
Represents the cash severance payable to each named executive officer based upon the officer’s base salary and target AIP award. Named executive officers are also entitled to receive a prorated portion of the AIP award for the year in which the termination occurs, based on actual performance, or a prorated portion of the target AIP award if the termination occurs within six months prior to, or two years following, a change of control. This column does not include any amounts for prorated AIP awards because the awards had been earned as of December 31, 2017, subject to Committee approval, regardless of whether the officer’s employment had terminated or a change of control had occurred on that date. As a non-U.S. employee, Mr. Twomey does not participate in the Severance Plan, but his employment agreement entitles him to the same severance benefits as the other executive officers as if he were a participant. See “—Severance Plan” below.

(2)
Represents the value of accelerated unvested TRSUs based upon the closing price of our Common Shares on December 29, 2017 ($23.50), plus the value of accrued cash dividend equivalents on such TRSUs. In the event of disability, death, or termination without cause (as defined in the applicable award agreement), a prorated number of TRSUs vest based generally on the portion of the vesting period that has elapsed. In the event of a change of control (as defined in the Company’s Long-Term Incentive Plan), TRSUs are converted to deferred cash awards that vest in installments on the original vesting dates. Following a change of control, vesting of deferred cash awards would accelerate upon disability, death, or termination without cause or for good reason (as defined in the applicable award agreement).

(3)
Represents the value of accelerated unvested PRSUs based upon the closing price of our Common Shares on December 29, 2017 ($23.50) and assuming target performance for each of the 2016 and 2017 PRSUs, plus the value of accrued cash dividend equivalents on such PRSUs. In the event of retirement (at age 55 with ten years of service or with 30 years of service), disability, death, or termination without cause (as defined in the applicable award agreement), a prorated number of PRSUs vest based on the portion of the performance period that has elapsed, provided that, in the case of retirement and termination without cause, the shares are not delivered until the end of the performance period and require satisfaction of the performance criteria for the full performance period. This proration is based on the target number of shares for disability or death and actual performance for retirement or termination without cause. In the event of a change of control (as defined in the Company’s Long-Term Incentive Plan), PRSUs are converted to deferred cash awards (with the number of shares on which the deferred cash award is based reflecting performance for any completed years of the performance period) that vest on the original vesting dates. Following a change of control, vesting of deferred cash awards would accelerate upon disability, death, or termination without cause or for good reason (as defined in the applicable award agreement).

(4)	Represents the value of supplemental long-term disability benefits or life insurance proceeds payable upon disability or death, as the case may be.

(5)
Represents the cost of continued medical, dental and vision premium payments for the severance period or, in the case of disability, one year, as well as outplacement services in the case of a termination without cause or for good reason.

(6)
Effective February 14, 2018, the Company amended the Severance Plan and entered into an amendment to Mr. Twomey’s employment agreement to provide that Mr. Pontius and Mr. Twomey would be entitled to cash severance equal to two times base salary and two times target annual cash incentive award in connection with a termination without cause or resignation for good reason that is not in connection with a change of control. If these amendments had been effective on December 31, 2017, the cash severance amounts shown for Mr. Pontius and Mr. Twomey upon a termination without cause and a termination for good reason would have been $1,360,000 and $1,581,624, respectively.

(7)
We do not gross up our named executive officers for taxes payable under Section 280G of the Code. However, in the event that any payments or benefits to our named executive officers in connection with a change of control would be subject to the excise tax under Section 4999 of the Code, such payments and benefits would be reduced so that no portion of such payments or benefits will be subject to the excise tax, if that would result in a greater aggregate amount being retained by the named executive officer on an after-tax basis. No such reduction in payments and benefits has been reflected in the table.

Severance Plan
Our named executive officers (other than Mr. Twomey) participate in the Severance Plan, which provides for certain severance benefits to senior executives of the Company. As a non-U.S. employee, Mr. Twomey does not participate in the Severance Plan, but his employment agreement entitles him to the same severance benefits as the other executive officers as if he were a participant. Effective February 14, 2018, the Company amended the Severance Plan and entered into an amendment to Mr. Twomey’s employment agreement to provide that Mr. Pontius and Mr. Twomey would be entitled to cash severance equal to two times base salary and two times target annual cash incentive award in connection with a termination without cause or resignation for good reason that is not in connection with a change of control. Prior to these amendments (and as reflected in the table above), executive officers other than the Chief Executive Officer and the Chief Financial Officer would have been entitled to cash severance equal to one times base salary and one times target annual cash incentive award in connection with a termination without cause or resignation for good reason that is not in connection with a change of control.
Under the Severance Plan and Mr. Twomey’s employment agreement, as amended, we would be obligated to provide the benefits summarized below to our named executive officers upon the event specified, subject to the officer providing a release of all claims and complying with applicable non-competition and other post-employment restrictive covenants included in the release of claims agreement.

Termination without Cause* or for Good Reason*
• Cash severance equal to 2x the sum of the officer’s base salary and target AIP award for the year of termination
• Prorated portion of AIP award for the year of termination, based on actual performance
• Continued medical, dental and vision benefits (if the officer elects COBRA) for 24 months for U.S. executive officers
• Outplacement services of up to $20,000 for U.S. executive officers

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Termination without Cause* or for Good Reason* (Within six months prior to, or two years following, a Change of Control*)
• Cash severance equal to 2x the sum of the officer’s base salary and target AIP award for the year of termination
• Prorated portion of target AIP award for the year of termination
• Continued medical, dental and vision benefits (if the officer elects COBRA) for 24 months for U.S. executive officers
• Outplacement services of up to $20,000 for U.S. executive officers

*
“Cause” means the officer has engaged in willful misconduct or gross negligence in the performance of his or her duties that could reasonably be expected to result in material liability to the Company, has intentionally failed or refused to perform reasonably and lawfully assigned duties, has been indicted for, convicted of, or pled guilty or nolo contendere to, any crime involving dishonesty, fraud, theft, breach of trust, violence or threats of violence or other significant offenses or acts, or willfully failed to comply with any material rules, regulations, policies or procedures of the Company (including our Code of Business Conduct).

“Good Reason” means that, without prior written consent: (i) the officer’s base salary, incentive compensation opportunity or aggregate benefits are materially reduced (except for across-the-board reductions that apply to officers of the same or similar rank generally, unless such actions are taken prior to a change of control) or the officer’s base salary, earned incentive compensation or other benefits are not paid or provided, (ii) the officer’s authorities, duties, responsibilities or reporting relationships are materially diminished or the officer is assigned duties that are materially inconsistent with his or her position, (iii) the officer’s principal place of business is relocated more than 50 miles from the officer’s then current principal place of business, and, if any of these occur, the officer notifies the Company within 60 days, the Company fails to cure the condition within 30 days after notice and the officer resigns within 60 days after the specified cure period.
“Change of Control” means: (i) the acquisition of 20% or more of the outstanding Common Shares or the Company’s outstanding voting securities; (ii) certain changes in a majority of the directors of the Company; (iii) certain business combinations unless (A) all or substantially all of the holders of the outstanding Common Shares and the Company’s voting securities continue to beneficially own more than 50% of the Common Shares and voting power of the entity resulting from the business combination in substantially the same proportions, (B) no person beneficially owns 20% or more of the then outstanding Common Shares or voting power of the entity resulting from the business combination, and (C) at least a majority of the directors of the entity resulting from the business combination were directors of the Company prior to the business combination; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.
Ms. Ayers’ Separation and Consulting Agreement
As previously disclosed, on February 20, 2018, the Company and Ms. Ayers entered into a Separation and Consulting Agreement (the “Separation Agreement”) with respect to Ms. Ayers’ transition from her role as President and Chief Executive Officer. Under the Separation Agreement, Ms. Ayers is expected to remain employed by the Company until the earliest to occur of the following dates (the “Separation Date”): (i) the date that a successor Chief Executive Officer commences employment with the Company, (ii) the date that Ms. Ayers’ employment is terminated without Cause (as defined in the Severance Plan) or due to death or disability, and (iii) December 31, 2018. Upon the Separation Date, and generally subject to Ms. Ayers’ execution and delivery, without revocation, of a general release of claims, Ms. Ayers will be entitled to the following separation benefits pursuant to the Severance Plan:

•
a cash lump sum payment equal to the sum of two times Ms. Ayers’ base salary and two times Ms. Ayers’ target annual cash incentive award ($3,990,000) payable on the first payroll date occurring six months following the Separation Date;

•	a prorated annual cash incentive award reflecting the portion of the year that Ms. Ayers was employed payable at the same time as other plan participants;

•	continued medical, dental and vision benefits for 24 months; and

•	outplacement services of up to $20,000.
In addition, Ms. Ayers’ outstanding TRSU awards and PRSU awards will vest on a pro rata basis based on months of service through the Separation Date. Vesting of the PRSU awards will be based on actual Company performance during the performance period and will be payable after the conclusion of the performance period at the same time as other plan participants. The remaining unvested portion of Ms. Ayers’ TRSU and PRSU awards will remain outstanding and eligible to vest while Ms. Ayers provides consulting services to the Company, as described below. Upon a change of control, Ms. Ayers’ then outstanding and unvested awards will vest immediately.
Beginning on the Separation Date, Ms. Ayers will provide such consulting services to the Company as are reasonably requested by the Board of Directors or the successor Chief Executive Officer. Such services will not exceed thirty hours per month and will continue until February 28, 2021 unless terminated earlier by the Company or Ms. Ayers. Ms. Ayers will receive an annual consulting fee of $360,000, payable monthly in arrears, for the duration of such services. If the consulting services are terminated by the Company without Cause or by Ms. Ayers due to the Company’s material breach of the Separation Agreement, Ms. Ayers’ outstanding

Notice of 2018 Annual Meeting and Proxy Statement 43

TRSU and PRSU awards will continue to vest on the regularly scheduled vesting dates and, in the case of PRSU awards, based on actual Company performance. If Ms. Ayers terminates the consulting services (other than due to the Company’s material breach of the Separation Agreement), she will forfeit all unvested TRSU and PRSU awards that remain outstanding.
The Agreement also extends the scope and duration of certain non-competition and non-solicitation restrictive covenants applicable to Ms. Ayers under the terms of her non-disclosure and non-competition agreement from one year following termination of employment until the later of (x) two years following Ms. Ayers’ termination of employment and (y) the last day of Ms. Ayers’ consulting services. Upon the occurrence of a change of control, such period will automatically be extended through February 28, 2021.
Ms. Connelly’s Separation Agreement
In connection with Ms. Connelly’s separation in December 2017, she entered into a Separation Agreement with the Company, pursuant to which she received a separation payment equal to one year of base salary ($575,000), plus her target AIP award for 2017 ($575,000). She also received a prorated 2017 AIP award, based on actual Company performance ($384,857). Ms. Connelly’s February 2015 TRSU award ($305,316) and 2015 PRSU award ($569,711) vested on a prorated basis based on completed months of service through the separation and, in the case of the PRSU award, actual Company performance during the performance period. Ms. Connelly’s other outstanding TRSUs and PRSUs were forfeited. The Separation Agreement also included a general release of claims against the Company by Ms. Connelly and confidentiality and non-disparagement covenants.

CEO PAY RATIO
Consistent with the rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculated our CEO-to-median employee pay ratio for 2017 in accordance with Item 402(u) of Regulation S-K. We believe that the CEO pay ratio disclosure provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To estimate the CEO pay ratio for fiscal 2017, we first identified our median employee by examining the 2017 total fixed cash compensation (includes base salary and fixed allowances but excludes variable incentive compensation) for all individuals, excluding our CEO, who were employed by us on November 30, 2017. We used total fixed cash compensation because it is applied consistently across our organization and the target values of the excluded elements do not differ materially for those employees who could constitute our median compensated employee. We included all employees, whether employed on a full-time, part-time, intern, temporary or seasonal basis, and annualized the compensation for any full-time employees that were not employed by us for all of 2017. We did not exclude any employees working outside the United States and converted compensation paid in foreign currencies to U.S. dollar amounts using the applicable exchange rate at November 30, 2017. We did not make any assumptions, adjustments, or estimates with respect to total fixed cash compensation, except that we assumed that each intern, temporary or seasonal employee had total fixed cash compensation less than that of the median employee.
After identifying our median employee based on total fixed cash compensation, we calculated annual total compensation for this employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table included in this Proxy Statement. Based on this calculation, our median employee’s annual total compensation for 2017 was $7,775. Our CEO’s annual total compensation for 2017 was $5,163,981, as reflected in the 2017 Summary Compensation Table included in this Proxy Statement. As a result, we estimate that our CEO’s annual total compensation for 2017 was approximately 664 times that of our median employee’s annual total compensation for 2017.
We employ approximately 115,000 people in 33 countries around the world, approximately 66% of which are located in the Philippines, India, Southeast Asia, China or Latin America. Using the same methodology described above for our U.S. employees only, we estimate that our CEO’s annual total compensation for 2017 was approximately 216 times that of our median U.S. employee’s annual total compensation for 2017.
The CEO pay ratio disclosure rules of Item 402(u) of Regulation S-K provide significant flexibility regarding the methodology used to identify the median employee and calculate the median employee’s annual total compensation. Our methodology may differ materially from the methodology used by other companies to prepare their CEO pay ratio disclosures. Moreover, differences in employee populations, geographic locations, business strategies and compensation practices may contribute to a lack of comparability between our CEO pay ratio and the CEO pay ratio reported by other companies, including those within our industry.

Notice of 2018 Annual Meeting and Proxy Statement 44

GENERAL INFORMATION
Convergys will pay the costs of soliciting proxies on behalf of the Board. In addition to solicitation by mail, Convergys officers and employees may solicit proxies personally, electronically or by telephone. The Company has retained Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies at a cost of $15,000, plus reimbursement of reasonable expenses. The Company will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of Common Shares.
At the time this Proxy Statement was released on March 16, 2018, the Company knew of no other matters that might be presented for action at the Annual Meeting, other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, the Common Shares represented by proxies may be voted with respect thereto in the discretion of the persons named as proxies.
2019 Annual Meeting of Shareholders
Shareholder proposals intended for inclusion in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders must be received by the Company on or before November 16, 2018 and must otherwise comply with SEC rules relating to shareholder proposals, including with respect to the types of shareholder proposals that are appropriate for inclusion in a proxy statement. If a shareholder notifies the Company after January 30, 2019 of the intent to present a proposal, the persons named as the Company’s proxies for the 2019 Annual Meeting of Shareholders will be permitted to exercise discretionary voting authority with respect to that proposal even if the matter is not discussed in the Company’s proxy statement for that meeting. Submitting a proposal does not guarantee that it will be included in the Company’s proxy statement nor that the proposal may be raised at the Annual Meeting of Shareholders. Proposals or notices should be sent to our Corporate Secretary at the following address: Corporate Secretary, Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202.
Important Notice Regarding Delivery of Shareholder Documents
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate for each shareholder) to shareholders who share the same address and who have the same last name or consent in writing. You may nonetheless receive a separate mailing if you hold additional shares in a brokerage account.
If you are a Convergys Corporation shareholder who resides in the same household with another shareholder with the same last name, or if you hold more than one account with Computershare registered in your name at the same address, and wish to receive a separate set of proxy materials for each account, please contact our transfer agent, Computershare, toll free at (888) 294-8217, or by writing to P.O. Box 505000, Louisville, KY 40233-5000. You may revoke your consent to householding at any time by contacting our transfer agent, Computershare, using the contact information set forth above. Your request to begin receiving separate documents will begin 30 days after Computershare receives such request.
Information Requests
Upon written request to Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202, Attention: Investor Relations Department, the Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K, this Proxy Statement, any committee charter, the Governance Principles, the Code of Business Conduct or the Financial Code of Ethics. Copies of the exhibits to the Form 10-K will be provided to any requesting shareholder if the shareholder agrees to reimburse us for our reasonable costs in providing such exhibits. The reports and documents referenced in this paragraph are also available on the Investors section of the Company’s website at www.convergys.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Notice of 2018 Annual Meeting and Proxy Statement 45

Appendix I

Convergys Corporation
2018 Long-Term Incentive Plan

1.	Purpose.
The primary purpose of the Convergys Corporation 2018 Long-Term Incentive Plan (the “Plan”) is to further the long-term growth of Convergys Corporation (the “Company”) by offering competitive incentive compensation related to long-term performance goals to those employees of the Company and its subsidiaries who will be largely responsible for planning and directing such growth. The Plan is also intended as a means of reinforcing the commonality of interest between the Company’s shareholders and the Non-Employee Directors (as defined in Section 10A), Non-Employee Advisors (as defined in Section 10B) and employees who are participating in the Plan and as an aid in attracting and retaining individuals of outstanding abilities and specialized skills. The Plan is effective as of April 25, 2018 (the “Effective Date”), subject to the approval of the shareholders of the Company.

2.	Administration.
2.1    The Plan shall be administered by the Compensation and Benefits Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). To the extent required by applicable laws, the Committee shall consist of at least three members of the Board who are neither officers nor employees of the Company and each of whom is an “independent director” within the meaning of applicable securities exchange rules and a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”).
2.2    Subject to the limitations of the Plan, the Committee shall have complete authority (a) to select from the employees and Non-Employee Advisors (as defined in Section 10B) of the Company and its affiliates in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) (“Subsidiaries”) those individuals who shall participate in the Plan, (b) to make awards in such forms and amounts as it shall determine and to cancel, suspend or amend awards, (c) to impose such limitations, restrictions and conditions upon awards as it shall deem appropriate, (d) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (e) to make all other determinations and to take all other actions necessary or advisable for the proper administration of the Plan; provided, however, that notwithstanding the foregoing, except as otherwise permitted under Section 14 or Section 15, the Committee shall not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding stock option or stock appreciation right to reduce its exercise price or cancel an option or stock appreciation right and replace it with cash, another award or an option or stock appreciation right having a lower exercise price. The foregoing proviso is intended to prohibit the repricing of “underwater” stock options and stock appreciation rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Sections 14 and 15 of the Plan. For purposes of the Plan, the term “employees” is used as defined in Securities and Exchange Commission Form S-8; provided, however, that no incentive stock option (“ISO”) may be granted to an individual that is not employed by the Company at the time of grant. Determinations of fair market value under the Plan shall be made in accordance with the methods and procedures established by the Committee. The Committee’s determinations on matters within its authority shall be conclusive and binding on the Company and all other parties.
2.3    The Committee may delegate to one or more officers or to one or more committees of officers the right to make awards to employees who are not designated by the Board as “Section 16 officers” and to Non-Employee Advisors and/or to exercise some or all of the Committee’s authority to administer awards granted to such employees and Non-Employee Advisors. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated by the Committee.
2.4    In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

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3.	Types of Awards.
Awards under the Plan may be in any one or more of the following: (a) stock options, including ISOs, (b) stock appreciation rights (“SARs”), in tandem with stock options or free-standing, (c) restricted stock, (d) restricted stock units, (e) performance shares and performance units conditioned upon meeting performance criteria and (f) other awards based in whole or in part by reference to or otherwise based on Company Common Shares, without par value (“Common Shares”). The date as of which any award under the Plan is determined to be effective (the “Date of Grant”) shall be designated in a resolution by the Committee. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee. Further, the Committee may grant dividend equivalents, subject to the terms and conditions of the Plan, with respect to any award other than a stock option or SAR; provided, however, that no dividends or dividend equivalents shall be payable with respect to any award until such award (or the applicable part of the award) has vested. No awards shall be made under the Plan after ten years from the Effective Date.

4.	Shares Subject to Plan; Certain Limits on Awards.
4.1    Subject to adjustment as provided in Section 15 below, 3,000,000 of the Company’s Common Shares, plus (x) the number of Common Shares available for issuance, and not issued or subject to outstanding awards, under the Convergys Corporation Amended and Restated Long Term Incentive Plan, as amended (the “Existing Plan”), immediately prior to its expiration on April 22, 2018, and (y) the number of Common Shares subject to outstanding awards under the Existing Plan immediately prior to its expiration on April 22, 2018 that are forfeited, cancelled or terminated without having become vested, may be issued or transferred (1) upon the exercise of options or SARs, (2) as restricted shares (whether or not deferred pursuant to Section 12) and released from substantial risks of forfeiture, (3) in payment of restricted stock units or performance units or performance shares that have been earned, or (4) in payment of dividend equivalents granted with respect to awards made under the Plan. Common Shares available in any year which are not used for awards under the Plan shall be available for award in subsequent years. Notwithstanding the foregoing, subject to adjustment as provided in Section 15 below, the total number of Common Shares actually issued by the Company upon the exercise of ISOs shall not exceed 1,000,000. The Common Shares issued or transferred under the Plan may consist in whole or in part of authorized and unissued shares or treasury shares. If any Common Shares subject to any award are forfeited, terminated, cancelled or settled in cash or otherwise terminated with or without issuance or transfer of Common Shares, the Common Shares subject to such award shall again be available for grant pursuant to the Plan. However, the following Common Shares subject to an award shall not again be available for grant as described above, regardless of whether those Common Shares are actually issued or delivered to the participant: (i) Common Shares tendered in payment of the exercise price of a stock option; (ii) Common Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation; and (iii) Common Shares that are repurchased by the Company with stock option proceeds. Without limiting the foregoing, with respect to any SAR that is settled in Common Shares, the full number of Common Shares subject to the SAR shall count against the number of Common Shares available for awards under the Plan regardless of the number of Common Shares used to settle the SAR upon exercise. This Section shall apply to the number of Common Shares reserved and available for ISOs only to the extent consistent with applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations related to ISOs. Common Shares issued or transferred under awards granted in connection with the assumption of or substitution or exchange for previously granted awards made by an entity acquired by the Company pursuant to a merger, acquisition or similar transaction (“Substitute Awards”) shall not reduce the Common Shares authorized for grant under the Plan, nor shall Common Shares subject to a Substitute Award again be available for awards under the Plan to the extent of any forfeiture, termination, cancellation or cash settlement as provided in this Section 4.1. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may, to the extent permitted by applicable stock exchange rules, be used for awards under the Plan and shall not reduce the Common Shares authorized for grant under the Plan.
4.2     Notwithstanding any other provision of the Plan to the contrary, the sum of (a) the aggregate grant date fair value (computed as of the Date of Grant in accordance with applicable financial accounting rules) of all awards granted to any single Non-Employee Director during any single calendar year, plus (b) the aggregate amount of any cash retainers and fees payable during such calendar year to the Non-Employee Director pursuant to the Company’s non-employee director compensation program in effect from time to time, shall not exceed $500,000.

5.	Stock Options.
Except as provided in Sections 10A and 10B, all stock options granted under the Plan shall be subject to the following terms and conditions:
5.1    The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any employee of the Company or a Subsidiary options to purchase Common Shares, which options may be options that comply with the requirements for incentive stock options set forth in section 422 of the Code (“ISOs”)

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or options which do not comply with such requirements (“NSOs”) or both, provided that, in order to qualify as an ISO, the grantee must be an employee of the Company or a “subsidiary corporation” as defined under Section 424(f) of the Code. The grant of an option shall be evidenced by an Evidence of Award containing such terms and conditions as the Committee may from time to time prescribe. For purposes of the Plan, “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence, including electronic evidence, approved by the Committee which sets forth the terms and conditions of the award, subject to the minimum vesting provisions of Section 13.
5.2    The purchase price per Common Share of options granted under the Plan shall be determined by the Committee; provided that the purchase price per Common Share shall not be less than 100% of the fair market value of a Common Share on the date the stock option is granted.
5.3    Unless otherwise prescribed by the Committee in the Evidence of Award, each option granted under the Plan shall be for a period of ten years, shall be exercisable in whole or in part after the commencement of the second year of its specified term and may thereafter be exercised in whole or in part before it terminates under the provisions of the Evidence of Award. No option granted under the Plan may be exercisable later than the tenth anniversary of the date of its grant. The Committee shall establish procedures governing the exercise of options and shall require that notice of exercise be given and that the option price be paid in full in cash at the time of exercise. The Committee may permit an optionee, in lieu of part or all of the cash payment, to make full or partial payment of the option price (a) in Common Shares (either by actual delivery or attestation) or other property valued at fair market value on the date of exercise, (b) by a cashless exercise (including by withholding Common Shares deliverable upon exercise or through a broker-assisted arrangement to the extent permitted by applicable laws), (c) by a combination of the foregoing methods, or (d) by any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of each notice and full payment, the Company shall deliver to the optionee a certificate or certificates representing the acquired Common Shares (or make, or cause to be made, a book entry representing any such uncertificated Common Shares).
5.4    Any ISO granted under the Plan shall be exercisable upon the date or dates specified in the Evidence of Award, but not earlier than one year after the date of grant of the ISO and not later than 10 years after the date of grant of the ISO, provided that the aggregate fair market value, determined as of the date of grant, of Common Shares for which ISOs are exercisable for the first time during any calendar year as to any individual shall not exceed the maximum limitations in section 422 of the Code. Notwithstanding any other provisions of the Plan to the contrary, no individual will be eligible for or granted an ISO, if at the time the option is granted, that individual owns (directly or indirectly, within the meaning of section 424(d) of the Code) stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries.

6.	Stock Appreciation Rights.
6.1    A SAR may be granted free-standing or in tandem with new options or after the grant of a related option which is not an ISO. The SAR shall represent the right to receive payment of a sum not to exceed the amount, if any, by which the fair market value of the Common Shares on the date of exercise of the SAR (or, if the Committee shall so determine in the case of any SAR not related to an ISO, any time during a specified period before the exercise date) exceeds the grant price of the SAR. No SAR granted under the Plan may be exercisable later than the tenth anniversary of the date of its grant.
6.2    The grant price and other terms of the SAR shall be determined by the Committee, subject to the minimum vesting provisions of Section 13, and shall be set forth in the applicable Evidence of Award.
6.3    Payment of the amount to which an individual is entitled upon the exercise of a SAR shall be made in cash, Common Shares or other property or in a combination thereof, as the Committee shall determine. To the extent that payment is made in Common Shares or other property, the Common Shares or other property shall be valued at fair market value on the date of exercise of the SAR.
6.4    Unless otherwise determined by the Committee, any related option shall no longer be exercisable to the extent the SAR has been exercised and the exercise of an option shall cancel the related SAR to the extent of such exercise.

7A.	Restricted Stock.
Common Shares awarded as restricted stock shall be subject to a substantial risk of forfeiture and may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law, unless the Committee otherwise elects. The recipient shall have, with respect to Common Shares awarded as restricted stock, all of the rights of a shareholder of the Company, including the right to vote the Common Shares, and the right to receive any cash dividends; provided, however, that any dividends with respect to unvested restricted stock shall be accumulated or deemed reinvested in

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additional restricted stock until such award is earned and vested, and shall be subject to the same terms and conditions as the original restricted stock award (including service-based vesting conditions and the satisfaction of any applicable performance criteria). Upon termination of employment during the restricted period, which restricted period shall be determined by the Committee subject to the minimum vesting provisions of Section 13, all restricted stock shall be forfeited, except as otherwise provided pursuant to the Plan and the applicable Evidence of Award. Restricted stock grants may specify performance criteria (in accordance with Section 8 below) the achievement of which is a condition to termination or early termination of the restrictions applicable to some or all of such shares. Each such grant may specify in respect of such performance criteria a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified criteria.

7B.	Restricted Stock Units.
The Committee may award to any participant restricted stock units. Each such grant shall represent the right of the recipient to receive a number of Common Shares in the future, but subject to the fulfillment of such conditions as the Committee may specify. Recipients of restricted stock units are not required to provide consideration other than the rendering of service, unless the Committee otherwise elects. Each award of restricted stock units shall be evidenced by an Evidence of Award containing such terms and conditions as the Committee may determine, subject to the minimum vesting provisions of Section 13. An award of restricted stock units may specify performance criteria (in accordance with Section 8 below), the achievement of which is a condition to the Company’s obligation to deliver Common Shares thereunder. Each such grant may specify in respect of such performance criteria a minimum acceptable level of achievement and may set forth a formula for determining the number of Common Shares deliverable under the award if performance is at or above the minimum level, but falls short of full achievement of the specified criteria. Restricted stock units may provide the participant with dividend equivalents, payable either in cash or in additional Common Shares, as determined by the Committee in its sole discretion and as set forth in the related Evidence of Award; provided, however, that any dividend equivalents with respect to unvested restricted stock units shall be accumulated or deemed reinvested in additional restricted stock units until such award is earned and vested, and shall be subject to the same terms and conditions as the original restricted stock unit award (including service-based vesting conditions and the satisfaction of any applicable performance criteria).

8.	Performance Shares and Units.
8.1    The Committee may award to any participant performance shares or performance units (“Performance Awards”). Each performance share shall represent, as the Committee shall determine, one Common Share or other security. Each performance unit shall represent the right of the recipient to receive an amount equal to the value determined in the manner established by the Committee at the time of the award. Recipients of Performance Awards are not required to provide consideration other than the rendering of service, unless the Committee otherwise elects.
8.2    Each Performance Award under the Plan shall be evidenced by an Evidence of Award containing such terms and conditions as the Committee may determine, subject to the minimum vesting provisions of Section 13.
8.3    Each Performance Award shall specify performance criteria which, if achieved, will result in payment or early payment of the award, and each award may specify in respect of such specified performance criteria a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified performance criteria. Each Performance Award shall specify that, before the award shall be earned and paid, the Committee must determine that the applicable performance criteria and other material terms of the award have been satisfied. Performance criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or a Subsidiary, business unit, division, department, region or function within the Company or Subsidiary. Performance criteria may be made relative to the performance of a group of other companies or one or more published or special indices that the Committee, in its sole discretion, deems appropriate, or the Committee may select performance criteria as compared to various stock market indices. The performance criteria shall be established in writing within ninety (90) days after the beginning of the applicable performance period (or at such other time as determined by the Committee in its discretion) and may be based on absolute or specified levels of or growth in one or more criteria as the Committee deems appropriate, which may include (but shall not be limited to): earnings per share; stock price; total shareholder return; return on investment; return on capital; revenues; earnings from operations; earnings before or after interest and taxes; net income; cash flow; debt to capital ratio; economic value added; return on equity; return on assets; earnings before or after interest, depreciation, amortization or extraordinary or special items; free cash flow; cash flow return on investment (discounted or otherwise); net cash provided by operation; cash flow in excess of cost of capital; operating margin; profit; operating income; price earnings ratio; expense ratios/operating expense; total expenditures; cost reduction targets; cumulative shareholder value added; working capital/capital expended; and liquidity.

Notice of 2018 Annual Meeting and Proxy Statement I-4

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances (including those events and circumstances described in Section 15 of this Plan) render the performance criteria unsuitable, the Committee may in its discretion modify such criteria or the related levels of achievement, in whole or in part, as the Committee deems appropriate.
The performance period for each award within which the performance criteria are to be achieved shall be of such duration as the Committee shall establish at the time of award (“Performance Period”). There may be more than one award in existence at any one time, and Performance Periods may differ.
8.4    The Committee may provide that amounts equivalent to dividends paid shall be payable with respect to each Performance Award granted, and that amounts equivalent to interest at such rates as the Committee may determine shall be payable with respect to amounts equivalent to dividends previously credited to the participant. The Committee may provide that amounts equivalent to interest at such rates as the Committee may determine shall be payable with respect to performance units. Notwithstanding the foregoing, any dividend equivalents or interest with respect to unvested Performance Awards shall be accumulated or deemed reinvested in additional Performance Awards until such award is earned and vested, and shall be subject to the same terms and conditions as the original Performance Award (including service-based vesting conditions and the satisfaction of applicable performance criteria).
8.5    Payments with respect to Performance Awards may be made in a lump sum or in installments, in cash, property or in a combination thereof, as the Committee may determine in accordance with the terms and conditions of the Plan.

9.	Other Stock Awards.
9.1    The Committee is authorized to grant to employees of the Company and its Subsidiaries, either alone or in addition to other awards granted under the Plan, awards of Common Shares or other securities of the Company or any Subsidiary of the Company and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares or other securities of the Company or any Subsidiary of the Company (“other stock awards”). Other stock awards may be paid in cash, Common Shares, other property or in a combination thereof, as the Committee shall determine.
9.2    The Committee shall determine the employees to whom other stock awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards and all other conditions of such awards, subject to the minimum vesting provisions of Section 13. The provisions of other stock awards need not be the same with respect to each recipient. The recipient shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the Common Shares or other securities prior to the later of the date on which the Common Shares or other securities are issued, or the date on which any applicable restrictions or performance or deferral periods lapse. Common Shares (including securities convertible into Common Shares) and other securities granted pursuant to other stock awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Common Shares (including securities convertible into Common Shares) and other securities purchased pursuant to purchase rights granted pursuant to other stock awards may be purchased for such consideration as the Committee shall determine, which price shall not be less than the fair market value of such Common Shares or other securities on the date of grant, unless the Committee otherwise elects. Other stock awards may provide the participant with dividend equivalents, payable either in cash or in additional Common Shares, as determined by the Committee in its sole discretion and as set forth in the related Evidence of Award; provided, however, that any dividend equivalents with respect to unvested other stock awards shall be accumulated or deemed reinvested in additional other stock awards until such award is earned and vested, and shall be subject to the same terms and conditions as the original other stock award (including service-based vesting conditions and the satisfaction of any applicable performance criteria).

10A.	Grants to Non-Employee Directors.
10A.1    For purposes of the Plan, “Non-Employee Director” means a member of the Board who is not an employee of the Company or a Subsidiary. In addition to awards to employees and Non-Employee Advisors, awards (other than ISOs) also may be made to Non-Employee Directors under the Plan. Except as otherwise provided in this Section 10A, any award to a Non-Employee Director shall be subject to all of the terms and conditions of the Plan.
10A.2    The Board, in its sole discretion, but subject to Section 4.2 above, may make awards to Non-Employee Directors. In exercising such authority, the Board shall have all of the power otherwise reserved to the Committee under the Plan, including, but not limited to, the sole and complete authority (a) to select the Non-Employee Directors who shall be eligible to receive awards, (b) to select the types and amounts of awards which may be made and (c) to impose such limitations, restrictions and conditions upon awards as the Board shall deem appropriate, subject to the minimum vesting provisions of Section 13 and the restrictions applicable to payment of dividends or dividend equivalents with respect to unvested awards as provided above in the Plan.

Notice of 2018 Annual Meeting and Proxy Statement I-5

10B.	Grants to Non-Employee Advisors.
10B.1    For purposes of the Plan, “Non-Employee Advisor” means an individual selected by the Company or one or more of its Subsidiaries to participate in one or more foreign advisory boards who is neither an employee of the Company or a Subsidiary nor a Non-Employee Director. In addition to awards to employees and Non-Employee Directors, awards (other than ISOs) also may be made to Non-Employee Advisors under the Plan. Except as otherwise provided in this Section 10B, any award to a Non-Employee Advisor shall be subject to all of the terms and conditions of the Plan.
10B.2    The Committee, in its sole discretion, may make awards to Non-Employee Advisors. In exercising such authority, the Committee shall have complete authority (a) to select the Non-Employee Advisors who shall be eligible to receive awards, (b) to select the types and amounts of awards which may be made and (c) to impose such limitations, restrictions and conditions upon awards as the Committee shall deem appropriate, subject to the minimum vesting provisions of Section 13 and the restrictions applicable to payment of dividends or dividend equivalents with respect to unvested awards as provided above in the Plan.

11.	Nonassignability of Awards.
Unless permitted by the Committee, no award granted under the Plan shall be assigned, transferred, pledged or otherwise encumbered by the recipient, otherwise than (a) by will, (b) by designation of a beneficiary after death or (c) by the laws of descent and distribution. Each award shall be exercisable during the recipient’s lifetime only by the recipient or, if permissible under applicable law, by the recipient’s guardian or legal representative or, in the case of a transfer permitted by the Committee, by the recipient of the transferred amount.

12.	Deferrals of Awards.
The Committee may permit recipients of awards to defer the distribution of all or part of any award (other than a stock option or SAR) in accordance with such terms and conditions as the Committee shall establish, consistent with Section 409A of the Code.

13.	Minimum Vesting Provision.
Subject to Sections 14, 15 and 17 of the Plan, (a) no condition on vesting or exercisability of an award, whether based on continued employment or other service or based upon the achievement of performance criteria, shall be based on service or performance (as applicable) of a period of less than one year, and (b) upon and after such minimum one-year period, restrictions on vesting or exercisability of such awards may lapse on a pro-rated, graded, or cliff basis as specified in the applicable Evidence of Award; provided, however, that (i) the Committee may provide that such minimum vesting restrictions may lapse or be waived in connection with or following a participant’s death, disability, termination of service or change of control, (ii) awards covering up to five percent (5%) of the Shares available to be issued pursuant to Section 4.1, as determined on the Effective Date, may be granted under the Plan as unrestricted Common Shares or otherwise as awards with a performance period or vesting period of less than one year, and (iii) for purposes of awards granted to non-employee directors, a vesting period shall be deemed to be one year if the awards are granted to non-employee directors in connection with their election or reelection to the Board at an annual meeting of shareholders and the awards vest on the next annual meeting of the Company’s shareholders, so long as the period between such meetings is not less than 50 weeks.

14.	Provisions Upon Change of Control.
14.1    In the event of a Change of Control, then, except as otherwise provided pursuant to Section 14.5, each outstanding, unvested award of restricted stock granted under Section 7A, each outstanding, unvested award of restricted stock units granted under Section 7B and each Performance Award granted under Section 8 shall be converted to an award consisting of a right to receive cash in an amount equal to the product of the number of Common Shares subject to such unvested award, determined in the case of such awards that are subject to performance criteria in the manner specified in the applicable Evidence of Award, multiplied by the average of the opening and closing prices per Common Share on the New York Stock Exchange on the trading day immediately preceding the date of the Change of Control (the “Dollar Amount”), and the participant’s right to receive the Dollar Amount so determined will continue to vest based upon the participant’s continued employment or other service during the remaining vesting period of the original award. Notwithstanding the foregoing, if the participant holding such an award ceases to be an employee of the Company or a Subsidiary (or any successor thereto) by reason of the participant’s death, Disability (as defined below), involuntary termination by the Company or its Subsidiaries (or any successor thereto) without Good Cause (as defined below), or termination of employment by the participant with Good Reason (as defined below), in each case, on or after the Change of Control and prior to a scheduled vesting date, then such participant’s right to receive any unpaid portion of the Dollar Amount shall become fully vested, effective as of the date of such termination of employment. For purposes of this Section 14.1:

Notice of 2018 Annual Meeting and Proxy Statement I-6

(a)    “Disability” shall have the same meaning as in the Company’s long-term disability plan applicable to the participant.
(b)    “Good Cause” shall mean the participant’s conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; the participant’s willful misconduct resulting in material harm to the Company and its affiliates (or any successor thereto); the participant’s willful breach of his or her duties or responsibilities; or the participant’s fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates (or any successor thereto), resulting in material harm to the Company and its affiliates (or any successors thereto).
(c)    “Good Reason” shall mean actions taken by the Company or a Subsidiary (or any successor thereto) resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include:
(i)    the participant’s assignment to any duties materially inconsistent with his or her position (including titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Change of Control or as subsequently enhanced, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);
(ii)    any material reduction in the participant’s annual base salary, short-term incentive opportunities or long-term incentive opportunities from those in effect immediately prior to the Change of Control;
(iii)    any material reduction in the participant’s aggregate employee benefits from those in effect immediately prior to the Change of Control;
(iv)    the relocation of the participant’s principal location of employment by more than 50 miles; or
(v)    any failure by the Company to cause a successor to assume the Plan and the applicable Evidence of Award.
In order to invoke a termination for Good Reason pursuant to this Section 14.1(c), the participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) of this Section 14.1(c) within 60 days following the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the participant must terminate employment, if at all, within two years following the initial existence of such condition or conditions in order to terminate employment for Good Reason. The participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) of this Section 14.1(c) shall not affect his or her ability to terminate employment for Good Reason.
14.2    For purposes of this Section 14, except as otherwise provided in Section 14.3, a “Change of Control” of the Company means and shall be deemed to occur if:
(a)    a tender shall be made and consummated for the ownership of 30% or more of the outstanding voting securities of the Company;
(b)    the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the 1934 Act) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation;
(c)    the Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary;
(d)    a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the 1934 Act, shall acquire 20% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), or a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) of the 1934 Act, controls in any manner the election of a majority of the directors of the Company; or
(e)    within any period of two consecutive years commencing on or after the Effective Date of the Plan, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance

Notice of 2018 Annual Meeting and Proxy Statement I-7

by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) pursuant to the 1934 Act.
14.3    Solely for purposes of awards that are considered to provide for deferral of compensation under Code Section 409A and which are not exempt from 409A, a Change of Control under the definition stated in Section 14.2 above shall not be considered a Change of Control for purposes of the timing of payment of any award unless the Change of Control is a change in ownership or effective control or a change in the ownership of a substantial portion of the assets of a corporation under Treasury Regulation Section 1.409A-3(i)(5). In the event of a Change of Control under 14.2 that is not also a change in ownership, effective control or a substantial portion of assets under the 409A Treasury Regulations, the award shall vest, if and to the extent applicable, as provided in Section 14.1, but the award value as of the Change of Control will not be paid until the originally scheduled payment date for the award without regard to the Change of Control, and the value shall not be adjusted for later payment. Further, the Company or its successor may elect to pay the award in Common Shares or in cash.
14.4    In the event of a Change of Control, the provisions of this Section 14 may not be amended on or subsequent to the Change of Control in any manner whatsoever that would be adverse to any recipient of an award under the Plan without the consent of such recipient who would be so affected; provided, however, the Board may make minor or administrative changes to this Section 14 or changes to conform to applicable legal requirements.
14.5    Notwithstanding any provision to the contrary specified in Section 14.1 above or in the second sentence of Section 14.3 above, the Committee shall have the right to specify, in the terms of any award granted by the Committee under the Plan, rules that set forth the effect of a Change of Control on such award that differ from the Change of Control rules otherwise provided under Section 14.1 above, as applicable, and under the second sentence of Section 14.3 above. If the Committee exercises such discretion by prescribing in the terms of any award granted under the Plan specific rules that concern the effect of a Change of Control on such award, then, with respect to such award, the Change of Control rules set forth in the terms of such award shall be controlling over (and render null and void) the Change of Control rules set forth in Section 14.1 above, as applicable, and the second sentence of Section 14.3 above. Further, notwithstanding any of the foregoing provisions of this Section 14, the Committee may, in its sole discretion and without the consent of any participant, either by the terms of the applicable Evidence of Award or by resolution adopted prior to the occurrence of the Change of Control, provide that any outstanding award (or a portion thereof) shall, upon the occurrence of such Change of Control, be cancelled in exchange for a payment in cash or other property (including, but not limited to, shares of the resulting entity in connection with the Change of Control) in an amount equal to the excess, if any, of the fair market value of the Common Shares subject to the award, over any exercise price related to the award, the amount of which payment may be zero if the fair market value of a Common Share on the date of the Change of Control does not exceed the exercise price per Common Share of the applicable award.

15.	Adjustments.
15.1    In the event of any change affecting the Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan and in the number, class and option price or other price of shares subject to the outstanding awards granted under the Plan as it deems to be appropriate in order to prevent dilution or enlargement of the rights of Plan participants and to maintain the purpose of the original grant.
15.2    Subject to restrictions and limitations otherwise provided under the Plan, the Committee shall be authorized to make such adjustments as the Committee deems appropriate in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.

16.	No Right to Employment.
Nothing contained in the Plan shall give any participant the right to be retained in the employment of the Company or affect the right of the Company to dismiss any participant. The Plan shall not constitute a contract between the Company and any participant. Except as may be required by law, no amount payable under the Plan shall be subject to assignment in any manner by anticipation, pledge, bankruptcy, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any participant.

Notice of 2018 Annual Meeting and Proxy Statement I-8

17.	Amendments and Terminations.
17.1    Notwithstanding any other provisions hereof to the contrary, the Board may assume responsibilities otherwise assigned to the Committee and may amend, alter or discontinue the Plan or any portion thereof at any time, provided that no such action shall impair the rights of any recipient of an award under the Plan without such recipient’s consent and provided that no amendment shall be made without shareholder approval which (a) increases the total number of Common Shares reserved for issuance pursuant to the Plan or the total number of Common Shares that may be issued upon the exercise of ISOs, (b) changes the classes of persons eligible to receive awards under the Plan, or (c) is required to be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Common Shares are traded.
17.2    The Committee may in its sole discretion at any time (a) provide that all or a portion of a participant’s stock options, SARs and other awards in the nature of rights that may be exercised shall become fully or partially exercisable; (b) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding awards shall lapse, and/or that any performance criteria with respect to any awards shall be deemed to be wholly or partially satisfied; or (c) waive any other limitation or requirement under any such award, in each case, as of such date as the Committee may, in its sole discretion, declare. Additionally, the Committee shall not make any adjustment pursuant to this Section 17.2 that would cause an award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A.

18.	Withholding.
To the extent required by applicable federal, state, local or foreign law, the recipient of an award under the Plan shall make arrangements satisfactory to the Company for the satisfaction of any withholding obligations that arise in connection with the award and the Company shall have the right to withhold from any cash award the amount necessary, or retain from any award in the form of Common Shares a sufficient number of Common Shares, to satisfy the applicable withholding tax obligation. Unless otherwise provided in the applicable Evidence of Award, a participant may satisfy any tax withholding obligation by any of the following means or any combination thereof: (a) by a cash payment to the Company, (b) by delivering to the Company Common Shares owned by the participant, or (c) by authorizing the Company to retain a portion of the Common Shares otherwise issuable to the participant pursuant to the exercise or vesting of the award. In no event will the fair market value of any Common Shares withheld to satisfy tax withholding obligations exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions.

19.	Forfeiture and Recoupment of Awards.
Any award shall be subject to forfeiture or recoupment pursuant to the terms of the Company’s Recoupment Policy, effective as of January 25, 2017, as well as any applicable clawback, recoupment or compensation recovery policy adopted by the Company, including any such policy that may be adopted, amended, modified or supplemented to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.

20.	Governing Law.
The Plan and each Evidence of Award shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

Notice of 2018 Annual Meeting and Proxy Statement I-9

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT on April 25, 2018.
Vote by Internet
• Go to www.envisionreports.com/cvgb
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees, and FOR Proposals 2, 3, and 4.
1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold
	01 - Andrea J. Ayers	☐	☐	02 - Cheryl K. Beebe	☐	☐	03 - Richard R. Devenuti	☐	☐

	04 - Jeffrey H. Fox	☐	☐	05 - Joseph E. Gibbs	☐	☐	06 - Joan E. Herman	☐	☐

	07 - Robert E. Knowling, Jr.	☐	☐	08 - Thomas L. Monahan III	☐	☐	09 - Ronald L. Nelson	☐	☐	* for one-year terms

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018.	☐	☐	☐
3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
4.	To approve the Convergys Corporation 2018 Long-Term Incentive Plan.	☐	☐	☐
5.	To conduct other business if properly brought before the meeting.

B	Authorized Signatures - This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
Convergys Corporation Shareholders

Wednesday, April 25, 2018, 8:00 A.M. EDT
Atrium One
Suite 350
201 East Fourth Street
Cincinnati, OH 45202

Please tear off this Admission Ticket. If you plan to attend the annual meeting of shareholders, you will need this ticket along with photo identification to gain admission to the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - CONVERGYS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2018

The undersigned hereby appoints Jeffrey H. Fox, Ronald L. Nelson, and Andrea J. Ayers, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 26, 2018, at the annual meeting of shareholders to be held on April 25, 2018 at 8:00 A.M. EDT, Atrium One, Suite 350, 201 East Fourth Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR all of the nominees listed, and FOR Proposals 2, 3, and 4.

(Continued on reverse side.)

Please mark, sign and date on reverse side.

C	Non-Voting Items
Change of Address - Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.